EXHIBIT 2.1


                                                                  EXECUTION COPY



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                          AGREEMENT AND PLAN OF MERGER



                            Dated as of July 8, 2006,



                                      Among



                           WPS RESOURCES CORPORATION,



                             WEDGE ACQUISITION CORP.



                                       And



                           PEOPLES ENERGY CORPORATION





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                                                 TABLE OF CONTENTS

                                                                                                      Page


                                    ARTICLE I

                                   The Merger

SECTION 1.01.  The Merger................................................................................1
SECTION 1.02.  Closing...................................................................................2
SECTION 1.03.  Effective Time............................................................................2
SECTION 1.04.  Effects...................................................................................2
SECTION 1.05.  Articles of Incorporation and By-laws.....................................................2
SECTION 1.06.  Directors.................................................................................2
SECTION 1.07.  Officers..................................................................................2
SECTION 1.08.  Name   2


                                   ARTICLE II

               Effect on Shares of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Shares..........................................................................3
SECTION 2.02.  Exchange of Certificates..................................................................3


                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01.  Organization, Standing and Power..........................................................8
SECTION 3.02.  Company Subsidiaries; Equity Interests....................................................9
SECTION 3.03.  Capital Structure........................................................................10
SECTION 3.04.  Authority; Execution and Delivery; Enforceability........................................11
SECTION 3.05.  No Conflicts; Consents...................................................................12
SECTION 3.06.  SEC Documents; Undisclosed Liabilities...................................................13
SECTION 3.07.  Information Supplied.....................................................................15
SECTION 3.08.  Absence of Certain Changes or Events.....................................................16
SECTION 3.09.  Taxes  17
SECTION 3.10.  Absence of Changes in Benefit Plans......................................................19
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments..............................................19
SECTION 3.12.  Litigation...............................................................................22
SECTION 3.13.  Compliance with Applicable Laws..........................................................22
SECTION 3.14.  Brokers..................................................................................22
SECTION 3.15.  Opinion of Financial Advisor.............................................................23
SECTION 3.16.  Environmental Matters....................................................................23
SECTION 3.17.  Labor Matters............................................................................24
SECTION 3.18.  Contracts................................................................................25
SECTION 3.19.  Title to Property........................................................................25
SECTION 3.20.  Intellectual Property....................................................................26
SECTION 3.21.  Trading..................................................................................26
SECTION 3.22.  Regulatory Proceedings...................................................................27
SECTION 3.23.  Ownership of Parent Common Stock.........................................................27
SECTION 3.24.  Oil and Gas Matters......................................................................28
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                                   ARTICLE IV

                    Representations and Warranties of Parent

SECTION 4.01.  Organization, Standing and Power.........................................................29
SECTION 4.02.  Parent Subsidiaries; Equity Interests....................................................30
SECTION 4.03.  Capital Structure........................................................................31
SECTION 4.04.  Authority; Execution and Delivery; Enforceability........................................32
SECTION 4.05.  No Conflicts; Consents...................................................................32
SECTION 4.06.  SEC Documents; Undisclosed Liabilities...................................................34
SECTION 4.07.  Information Supplied.....................................................................36
SECTION 4.08.  Absence of Certain Changes or Events.....................................................36
SECTION 4.09.  Taxes  37
SECTION 4.10.  Absence of Changes in Benefit Plans......................................................39
SECTION 4.11.  ERISA Compliance.........................................................................39
SECTION 4.12.  Litigation...............................................................................41
SECTION 4.13.  Compliance with Applicable Laws..........................................................42
SECTION 4.14.  Brokers..................................................................................42
SECTION 4.15.  Opinion of Financial Advisor.............................................................42
SECTION 4.16.  Environmental Matters....................................................................42
SECTION 4.17.  Labor Matters............................................................................43
SECTION 4.18.  Contracts................................................................................44
SECTION 4.19.  Title to Property........................................................................44
SECTION 4.20.  Intellectual Property....................................................................45
SECTION 4.21.  Trading..................................................................................45
SECTION 4.22.  Regulatory Proceedings...................................................................45
SECTION 4.23.  Nuclear Generating Facilities............................................................46
SECTION 4.24.  Ownership of Company Capital Stock.......................................................46


                                    ARTICLE V

                    Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business......................................................................46
SECTION 5.02.  No Solicitation..........................................................................57
SECTION 5.03.  No Solicitation by Parent................................................................61
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                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.........65
SECTION 6.02.  Access to Information; Confidentiality...................................................67
SECTION 6.03.  Reasonable Best Efforts; Notification....................................................67
SECTION 6.04.  Company Equity Awards....................................................................69
SECTION 6.05.  Benefit Plans............................................................................71
SECTION 6.06.  Indemnification..........................................................................71
SECTION 6.07.  Fees and Expenses........................................................................72
SECTION 6.08.  Public Announcements.....................................................................73
SECTION 6.09.  Transfer Taxes...........................................................................74
SECTION 6.10.  Affiliates...............................................................................74
SECTION 6.11.  Stock Exchange Listing...................................................................74
SECTION 6.12.  Parent Rights Agreement; Consequences if Rights Triggered................................74
SECTION 6.13.  Tax Treatment............................................................................75
SECTION 6.14.  Board of Directors and Related Matters...................................................75
SECTION 6.15.  Dividends................................................................................76
SECTION 6.16.  Transition Committee.....................................................................77


                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01.  Conditions to Each Party's Obligation To Effect The Merger...............................77
SECTION 7.02.  Conditions to Obligations of Parent and Sub..............................................78
SECTION 7.03.  Conditions to Obligation of the Company..................................................79


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01.  Termination..............................................................................81
SECTION 8.02.  Effect of Termination....................................................................82
SECTION 8.03.  Amendment................................................................................82
SECTION 8.04.  Extension; Waiver........................................................................82
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver................................83
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                                   ARTICLE IX

                               General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties............................................84
SECTION 9.02.  Notices..................................................................................84
SECTION 9.03.  Definitions..............................................................................85
SECTION 9.04.  Interpretation; Disclosure Letters.......................................................86
SECTION 9.05.  Severability.............................................................................86
SECTION 9.06.  Counterparts.............................................................................86
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries...........................................86
SECTION 9.08.  Governing Law............................................................................86
SECTION 9.09.  Assignment...............................................................................87
SECTION 9.10.  Enforcement..............................................................................87
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                           AGREEMENT AND PLAN OF MERGER dated as of July 8,
                           2006, among WPS RESOURCES CORPORATION, a Wisconsin
                           corporation ("Parent"), WEDGE ACQUISITION CORP., an
                           Illinois corporation ("Sub"), and a wholly owned
                           subsidiary of Parent, and PEOPLES ENERGY CORPORATION,
                           an Illinois corporation (the "Company").


         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, no par value, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company shall be converted into the right to receive 0.825 (the "Exchange Ratio") shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock");

         WHEREAS for U.S. Federal income tax purposes it is intended that (a) the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) this Agreement is intended to be, and is hereby, adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and (c) Parent, Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

         WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Illinois Business Corporation Act (the "IBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the "Share Issuance"), the Charter Amendment (as defined in Section 1.08) and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the "Transactions".

         SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file with the Secretary of State of the State of Illinois, articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings required under the IBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Illinois, or, to the extent within the time limitations provided in the IBCA, at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         SECTION 1.04. Effects. The Merger shall have the effects set forth in
Section 11.50 and any other applicable provision of the IBCA.

         SECTION 1.05. Articles of Incorporation and By-laws. (a) The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         (b) The By-laws of Sub as in effect immediately prior to the Effective Time, which shall be in the form of Exhibit A, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

         SECTION 1.08. Name. Parent and the Company agree to use their commercially reasonable efforts acting in good faith to agree on a new name for Parent


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                                                                               3

prior to the mailing of the Joint Proxy Statement (as defined in Section 3.05(b)); provided that neither Parent nor the Company shall have any obligation to agree that the new Parent name (i) shall be WPS or Peoples or (ii) shall include the word "Wisconsin". Subject to receipt of the Parent Shareholder Approval (as defined in Section 4.04), promptly following the Effective Time, Parent shall file with the Wisconsin Department of Financial Institutions an amendment to the Parent Charter (the "Charter Amendment") to change the name of Parent.


                                   ARTICLE II

                             Effect on Shares of the
               Constituent Corporations; Exchange of Certificates

         SECTION 2.01. Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Sub:

         (a) Shares of Sub. Each issued and outstanding share of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Cancelation of Treasury Shares and Parent- Owned Shares. Each share of Company Common Stock that is owned by the Company or Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

         (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b), 2.02(d) and 2.02(f), each issued share of Company Common Stock shall be converted into the right to receive a number of fully paid and nonassessable (except for statutory liability under Section 180.0622(2)(b) of the WBCL for unpaid employee wages) shares of Parent Common Stock equal to the Exchange Ratio. The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(f) are referred to collectively as "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with
Section 2.02, without interest.

         SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with a bank or trust company designated by Parent, and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for


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                                                                               4

exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 2.01 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with
Section 2.02(f). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section
2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Until such time as a certificate representing Parent Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such Parent Common Stock shall not be voted on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.02(d), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section
2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the

Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

         (d) Dissenting Shares. Holders of shares of Company Common Stock who have complied with requirements for perfecting dissenters' rights under Section
11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected ("Company Dissenting Shares"), to the extent available under Section 11.70 of the IBCA. Upon consummation of the Merger, the Company Dissenting Shares shall cease to be issued and outstanding and the holders thereof only shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA. If a holder of Company Dissenting Shares shall fail to perfect or shall otherwise waive, withdraw or lose its dissenters' rights under the IBCA, such that dissenters' rights can no longer be legally perfected or exercised under the IBCA with respect to such Company Common Stock, then the right of such holder to receive such consideration for Company Dissenting Shares as determined under
Section 11.70 of the IBCA shall cease and such Company Dissenting Shares shall become exchangeable solely for the right to receive Parent Company Stock as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any notice relating to any Company Dissenting Shares received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any Company Dissenting Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         (e) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to (i) the Surviving Corporation's obligation to pay or provide for the rights of dissenters and (ii) the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

         (f) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(f), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

         (2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(f)) and (B) Fair Market Value. "Fair Market Value" means an amount equal to the average of the closing sale prices for the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported in The Wall Street Journal (Northeastern edition), or if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the fifth complete trading day prior the Closing Date (not counting the Closing
Date).

         (3) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

         (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c).

         (h) Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating


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                                                                               7

to Parent Common Stock shall be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

         (i) No Liability. None of Parent, Sub, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         (k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

         (l) Withholding Rights. Notwithstanding any provision in this Agreement to the contrary, Parent, Sub and the Company shall cooperate with each other and take all reasonably necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted pursuant to the Code or under any provision of any state, county, local or foreign Tax Law, including, without limitation, Section 1445 of the Code, from payments or distributions made pursuant to this Agreement. Each of the parties and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under this Article II any amounts that it is required to deduct and withhold with respect to such payments under any provision of Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

                                  ARTICLE III

         Representations and Warranties of the Company

         Except as set forth in the Company Disclosure Letter (as defined in Section 3.02(a)) (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), the Company represents and warrants to Parent and Sub as follows (each representation or warranty made by the Company relating to a Company Joint Venture (as defined below) that is neither operated nor managed by the Company or a Company Subsidiary (as defined below) shall be deemed made only to the knowledge of the Company):

         SECTION 3.01. Organization, Standing and Power. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite power and authority to carry on its business as now being conducted.

         (b) Each subsidiary of the Company (each a "Company Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, except where such failure (individually or in the aggregate) has not had and would not reasonably be expected to (i) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects to the extent relating to (A) the United States regulated gas and electric utility industries in general to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated companies in the Company's industry, (B) general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated companies in the Company's industry, or (C) the commencement, occurrence, or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, the Company or any Company Subsidiary, (D) fluctuations, in and of themselves, in the price of Company Common Stock, (E) any change in generally accepted accounting principles ("GAAP") (or any interpretation thereof) by the Financial Accounting Standards Board ("FASB"), the SEC or any other applicable regulatory body, (F) changes in Laws, rules or regulations of any Governmental Entity (as defined in Section 3.05(b)) to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to similarly situated companies in the Company's industry, or (G) the announcement of this Agreement or the consummation of the Transactions) or (ii) have a material adverse effect on or materially delay the Company's ability to perform its obligations under this Agreement (a "Company Material Adverse Effect"). Each of the Company and each Company Subsidiary is duly qualified or licensed or admitted to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, use or leasing of its properties makes such qualification or licensing or admission necessary, other than in such jurisdictions where the failure to be so qualified or licensed or admitted (individually or in the aggregate) has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The Company is a public utility holding company but is not subject to regulation as such by the State of Illinois or any other state. Other than The Peoples Gas Light and Coke Company and North Shore Gas Company, each of which is regulated as a public utility in the State of Illinois, none of the Company Subsidiaries is regulated as a public utility or subject to such regulation by any state.

         SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the letter, dated as of the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter") lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

         (b) Section 3.02(b) of the Company Disclosure Letter sets forth a description as of the date of this Agreement of all Company Joint Ventures, including (A) the name of the project associated with each such Company Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

                  "Joint Venture" of a person shall mean any other person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any such other person or any option therefor (together, "Equity Interests"), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such other person; and

                  "Company Joint Venture" shall mean any Joint Venture of the Company or any of the Company Subsidiaries in which the invested capital associated with the Company's or the Company Subsidiary's interest exceeds $20,000,000, as reasonably determined by the Company.

         (c) Except for interests in the Company Subsidiaries, the Company Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, the Company does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the fair market value as of the date of this Agreement of such interest individually exceeds $20,000,000.

         SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on June 30, 2006, (i) 38,426,474 shares of Company Common Stock were issued and 38,669,574 shares of Company Common Stock were outstanding and no shares of Company Preferred Stock were issued and outstanding (including 141,785 shares of Company Common Stock issued under a Company Stock Plan (as defined below) that were subject to vesting or other forfeiture restrictions or repurchase conditions (such shares, "Company Restricted Stock")), (ii) 243,100 shares of Company Common Stock were held by the Company in its treasury, (iii) 134,075 shares of Company Common Stock were subject to outstanding rights under a Company Stock Plan to receive such shares contingent upon the achievement of one or more performance goals (such shares, "Company Performance Shares"), (iv) 90,881 shares of Company Common Stock were subject to outstanding rights under a Company Stock Plan to receive such shares on a deferred basis (such shares, "Company Deferred Shares"), (v) 583,200 shares of Company Common Stock were subject to outstanding stock options to purchase or acquire Company Common Stock (exclusive of rights under the ESPP (as defined below)) ("Company Stock Options") granted under the Company Stock Plans, none of which Company Stock Options have been issued since September 30, 2005, (vi) 3,448,092 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 2004 Incentive Compensation Plan, the Company's Directors Stock and Option Plan, the Directors Deferred Compensation Plan (the "DDCP"), the Company's Employee Stock Purchase Plan (the "ESPP") and the Long-Term Incentive Compensation Plan (such plans, collectively, the "Company Stock Plans"). Except as set forth above, at the close of business on June 30, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business on November 30, 2006 (assuming the fair market value of a share of Company Common Stock is equal to the product of the Fair Market Value and the Exchange Ratio and payroll deductions continue at the current rate) is 8,000. 33,400 stock appreciation rights linked to the price of Company Common Stock and settleable only in cash ("Company SARs") are outstanding under a Company Stock Plan, none of which Company SARs have been issued since September 30, 2005. Each outstanding Company Stock Option and Company SAR may, pursuant to its terms, be treated at the Effective Time as set forth in Section 6.04. The exercise price of each Company Stock Option and each Company SAR is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option and Company SAR. All outstanding shares of Company Capital Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock or holders of the capital stock of any Company Subsidiary may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights or other stock-based compensation awards, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound
(i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock, other voting securities or other equity interests in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking of any kind (together, "Options") or (iii) other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

         (b) Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary.

         SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions and (ii) recommending that the Company's shareholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub, this Agreement, the Merger and the other Transactions, the provisions of Sections
7.85 and 11.75 of the IBCA. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transactions.

         (c) The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Shareholder Approval") is the only vote of the holders of any class or series of shares or other securities of the Company necessary to approve the Merger, this Agreement and the other Transactions.

         SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment or reimbursement, or termination, cancelation, modification or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company, any Company Subsidiary or any Company Joint Venture, under any of the terms, conditions or provisions of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or legally binding agreement, whether written or oral (a "Contract") to which the Company, any Company Subsidiary or any Company Joint Venture is a party or by which any of their respective properties or assets is bound or (iii) subject to the governmental filings and the obtaining of the Company Shareholder Approval and other matters referred to in Section 3.05(b), any judgment, order, writ or decree ("Judgment") or statute, law, duty or obligations created by common law, ordinance, rule or regulation ("Law") applicable to the Company, any Company Subsidiary or any Company Joint Venture or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(a) and the application of Section 7.02(a) hereto, clause (i)(G) of the definition of "Company Material Adverse Effect").

         (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit (collectively, "Permits") from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any nongovernmental self-regulatory agency, commission or authority, domestic, foreign or supranational (a "Governmental Entity") is required to be obtained or made by or with respect to the Company, any Company Subsidiary or any Company Joint Venture in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of

(A) a joint proxy statement relating to the approval of this Agreement and the Merger by the Company's shareholders and the approval of the Share Issuance and the Charter Amendment by Parent's shareholders (as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the filing of documents with various state securities authorities that may be required in connection with the Transactions, (v) notifications to the NYSE, (vi) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the "FERC") under Section 203 of the Federal Power Act, as amended (the "Power Act"), or an order under the Power Act disclaiming jurisdiction over the Transactions, (vii) to the extent required, notice to and the approval of the Illinois Commerce Commission ("ICC"), (viii) pre-approvals ("FCC Pre-Approvals") of license transfers with the Federal Communications Commission (the "FCC") (the items set forth above in clauses (vi) through (viii) collectively the "Company Required Statutory Approvals"), (ix) compliance with and such filings as may be required under applicable Environmental Laws, (x) such filings as may be required in connection with the Taxes described in
Section 6.09 and (ix) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of Parent or Sub (as opposed to any third party) in the Transactions or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(b) and the application of Section 7.02(a) hereto, clause (i)(G) of the definition of "Company Material Adverse Effect").

         SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company and the Company Subsidiaries, including each of The Peoples Gas Light and Coke Company and North Shore Gas Company (together, the "Company Filing Subsidiaries" and each a "Company Filing Subsidiary"), have filed all reports, schedules, forms, registration statements, definitive proxy statements and other documents (together with all amendments thereof and supplements thereto) required to be filed by the Company or any Company Subsidiary with the SEC since October 1, 2004 (the "Company SEC Documents").

         (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes, if any, thereto) of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (c) Except as set forth on the most recent audited balance sheet (or in the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Company Subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

         (d) With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of Company) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("SOX") and the rules and regulations of the SEC promulgated thereunder. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither the Company nor any of its subsidiaries has arranged any "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX. The Company has previously made available to Parent a true and complete copy of any reports by the Company's management to the Company Board or any committee thereof relating to compliance with SOX, as well as the reports of any outside consultant or auditor with respect thereto.

         (e) The management of the Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange
Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including consolidated Company Subsidiaries, is made known to the management of the Company by others within those entities. Since the date of the filing of the Company's most recent quarterly report on Form 10-Q for the quarter ended March 31, 2006, the Company's outside auditors and the audit committee of the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since September 30, 2005, any material change in internal control over financial reporting required to be disclosed in any Filed Company SEC Document has been so disclosed.

         (f) Since September 30, 2005, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls relating to periods after September 30, 2005, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after September 30, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

         (g) Except for the Company Filing Subsidiaries, none of the Company Subsidiaries is, or has at any time since October 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

         (h) The Company is not and, at the Effective Time, will not be, an "ineligible issuer" as defined in Rule 405 under the Securities Act.

         SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and Parent's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01) or the Parent Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

         SECTION 3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except to the extent otherwise readily apparent from disclosure in the Filed Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures the "Applicable Filed Company SEC Disclosures"), the Company has conducted its business only in the ordinary course, and during such period there has not been:

              (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

              (ii) other than regular quarterly dividends on Company Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of the Company or any repurchase for value by the Company of any shares of capital stock of the Company ;

              (iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

              (iv) any purchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any Company Subsidiary or any other voting securities or other equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards for no consideration;

              (v) (A) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance, retention, change in control or termination compensation or benefits, except as was required under any employment, severance, retention, or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents;

              (vi) any change in accounting methods, principles or practices (including those for tax purposes) by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Law or GAAP; or

              (vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

         SECTION 3.09. Taxes. (a) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have paid all Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary in writing, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (c) The U.S. Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the U.S. Internal Revenue Service (the "I.R.S.") or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or prior to December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

         (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary, except Liens for Taxes that (i) are being contested in good faith or (ii) have been accrued or otherwise reflected on the most recent audited financial statements in the Filed Company SEC Documents.

         (e) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).

         (f) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law), or (2) as a transferee or successor.

         (g) Neither the Company nor any Company Subsidiary was a "distributing corporation" in a transaction intended to be governed by Section 355 of the Code
(i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 of the Code) in conjunction with the Merger.

         (h) Neither the Company nor any Company Subsidiary has been a party to a transaction that constitutes a "listed transaction", for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S.

         (i) The Peoples Gas Light and Coke Company is the obligor on $377,000,000 outstanding principal amount of tax-exempt bonds and North Shore Gas Company is the obligor on $29,250,000 outstanding principal amount of tax-exempt bonds. Such $406,250,000 aggregate principal amount of tax-exempt bonds are collectively referred to herein as the "Tax-Exempt Bonds". Each issue consisting of Tax-Exempt Bonds meets, and has at all times since the applicable date of issuance met, all applicable requirements of sections 103 and 141 through 150 of the Code and, as applicable, all comparable provisions of the Internal Revenue Code of 1954, in order for interest on such Tax-Exempt Bonds to be excludable from gross income under section 103 of the Code. The facility of The Peoples Gas Light and Coke Company and the facility of North Shore Gas Company are operated, and at all times since the date of issuance of any Tax-Exempt Bonds have been operated, as separate "systems" within the meaning of Treas. Reg. ss. 1.103-8(f)(2)(iii)(d).

         (j) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         (k) For purposes of this Agreement:

         "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by any level of government or Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, surcharges, penalties and additions imposed with respect to such amounts.

         "Tax Return" means all U.S. Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (whether or not payment is required to be made with such filing).

         SECTION 3.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, and except as disclosed in the Applicable Filed Company SEC Disclosures, there has not been any establishment, adoption, entering into, amendment or modification in any material respect by the Company or any Company Subsidiary or termination of any collective bargaining agreement or any pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, welfare benefit or other employee benefits plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary, in each case, providing compensation or benefits to any current or former employees, consultants, officers or directors of the Company, any Company Subsidiary, or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a "Company Commonly Controlled Entity"), but not including any Company Benefit Agreements (collectively, "Company Benefit Plans"). As of the date of this Agreement, except as filed as an exhibit to the Filed Company SEC Documents, there are not any employment, consulting, indemnification, retention, severance, change in control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary or applicable to any employees of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements").

         SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) The Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and

Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including, without limitation, ERISA and the Code) and the terms of all applicable collective bargaining agreements in all material respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and Company Benefit Agreement, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be a "qualified" plan under Sections 401(a) and 501(a) of the Code and (vi) the most recently prepared actuarial valuation report and audited financial statements in connection with each Company Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under applicable Law.

         (b) All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended, or has failed to have been amended in order to comply with applicable Law, since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

         (c) None of the Company Pension Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to the Company, any Company Subsidiary and any other Company Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to become a liability, at or after the Closing, of the Company, any Company Subsidiary or any other Company Commonly Controlled Entity , in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302, 4062, 4063, 4064, 4068 or 4069 of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code. No Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan")), had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Company Pension Plans has an "accumulated funding deficiency"

(as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of such Company Benefit Plans or trusts created thereunder has been terminated, nor has there been any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. None of the Company, any Company Subsidiary or any Company Commonly Controlled Entity has incurred a "complete withdrawal" or a "partial withdrawal" (as defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

         (d) None of the Company, any Company Subsidiary, any Company Commonly Control Entity, any director or officer of the Company or any of the Company Subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary, any Company Commonly Controlled Entity, any director or officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.

         (e) With respect to any Company Benefit Plan that is an employee welfare benefit plan (whether or not subject to ERISA), (i) no such Company Benefit Plan is unfunded, self insured or funded through a "welfare benefits fund" (as defined in Section 419(e) of the Code or any similar state or local law), (ii) each such Company Benefit Plan that is a "group health plan" (as defined in Section 5000(b)(1) of the Code or any similar state or local law), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law, (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time and (iv) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is born entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

         (f) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any person who is a "disqualified individual" (as defined in Treasury Regulation
Section 1.280G-1) with respect to the Company could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

         (g) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance, termination, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or otherwise or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

         (h) No deduction by the Company or any Company Subsidiary in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

         SECTION 3.12. Litigation. As of the date of this Agreement, except as set forth in the Applicable Filed Company SEC Disclosures, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Joint Venture that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.13. Compliance with Applicable Laws. The Company, the Company Subsidiaries and the Company Joint Ventures, except as set forth in the Applicable Filed Company SEC Disclosures, are in compliance with all applicable Laws and Judgments of any Governmental Entity, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Applicable Filed Company SEC Disclosures, none of the Company, any Company Subsidiary or any Company Joint Venture has received any written communication during the past two years from a Governmental Entity that alleges that the Company, a Company Subsidiary or a Company Joint Venture is not in compliance in any material respect with any applicable Law. This Section 3.13 does not relate to matters with respect to Taxes, ERISA or Environmental Law, which are the subject of Sections 3.09, 3.11 and 3.16, respectively.

         SECTION 3.14. Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Morgan Stanley relating to the Merger and the other Transactions.

         SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to holders of the Company Common Stock, a signed copy of which opinion will be delivered to Parent for informational purposes only promptly following the date of this Agreement.

         SECTION 3.16. Environmental Matters. (a) Except for such matters set forth in the Applicable Filed Company SEC Disclosures or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

              (i) the Company, each of the Company Subsidiaries and each of the Company Joint Ventures are, and have been, in compliance with all Environmental Laws, and, except for any matters that have been materially resolved, none of the Company, any Company Subsidiary or any Company Joint Venture has received any (A) written communication that alleges that the Company, any Company Subsidiary or any Company Joint Venture is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company, any Company Subsidiary or any Company Joint Venture;

              (ii) (A) the Company, each Company Subsidiary and each Company Joint Venture have obtained and are in compliance with all permits, licenses, emissions credits or allowances and any other governmental authorizations pursuant to Environmental Law (collectively, "Environmental Permits") necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) none of the Company, any Company Subsidiary or any Company Joint Venture has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

              (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary or any Company Joint Venture, or against any property or operations that the Company, any Company Subsidiary or any Company Joint Venture owns, leases, or operates, in whole or in part, or, to the knowledge of the Company, formerly owned, leased or operated, in whole or in part;

              (iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company, any Company Subsidiary or any Company Joint Venture or against any person whose liabilities for such Environmental Claims the Company, any Company Subsidiary or any Company Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law; and

              (v) (A) none of the Company, any Company Subsidiary or any Company Joint Venture has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company, any Company Subsidiary or any Company Joint Venture, and (B) to the knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company, any Company Subsidiary or any Company

         Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law.

         (b) As used in this Agreement: (A) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation by or from any person alleging liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resource damages or restoration, property damages, personal injuries or penalties) based on, arising out of, resulting from, or in connection with (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law; (B) "Environmental Laws" means all applicable federal, state, local and foreign Laws, Judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the presence, Release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of, or exposure to, Hazardous Materials, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (C) "Hazardous Materials" means
(y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and (D) "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         SECTION 3.17. Labor Matters. As of the date of this Agreement, since January 1, 2004 and except as disclosed in the Applicable Filed Company SEC Disclosures, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any Company Subsidiary, or (ii) unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, since January 1, 2004, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the knowledge of the Company, there has been no effort by any labor organization to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units. As of the date of this Agreement, no discussions or negotiations with any labor organizations are taking place, or are expected to take place prior to the Closing, with respect to the Company or any Company Subsidiary entering into a new collective bargaining agreement or an amendment, modification, renewal or extension of an existing collective bargaining agreement. Schedule 3.17 of the Company Disclosure Letter sets forth the expiration date of each collective bargaining agreement to which the Company or any Company Subsidiary is a party.

         SECTION 3.18. Contracts. (a) As of the date of this Agreement, there are no Contracts to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Company SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, together with any Company Non-Compete Contracts, the "Company Material Contracts") which have not been so filed or listed. There are no Contracts to which the Company or any Company Subsidiary is a party or by which they are bound which contain provisions restricting or limiting the Company's or any Company Subsidiary's ability to compete or otherwise engage in specified lines of business, in any material respect (each, a "Company Non-Compete Contract") and, except for Contracts and dealings incident to such person's position as a director, officer or employee of the Company, there are no material Contracts or material business dealings between the Company, on the one hand, and any director, officer or employee of the Company or any entity of which any such Company director, officer or employee serves as a senior officer or director, on the other.

         (b) Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any Company Subsidiary or, to the knowledge of the Company, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.19. Title to Property. (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (b) Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.20. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.21. Trading. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company Board (the "Company Trading Guidelines") to restrict the level of risk that the Company and the Company Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "Net Company Position") and monitors compliance by the Company and the Company Subsidiaries with such Company Trading Guidelines. The Company has provided a copy of the Company Trading Guidelines to Parent prior to the date of this Agreement. At no time between March 31, 2006 and the date hereof, (i) has the Net Company Position not been within the risk parameters in all material respects that are set forth in the Company Trading Guidelines, or (ii) has the exposure of the Company and the Company Subsidiaries with respect to the Net Company Position resulting from all such transactions been material to the Company and the Company Subsidiaries taken as a whole. From March 31, 2006 to the date hereof, the Company and the Company Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to the Company and the Company Subsidiaries taken as a whole.

         SECTION 3.22. Regulatory Proceedings. (a) Except as set forth in the Applicable Filed Company SEC Disclosures, other than purchase gas adjustment, environmental cost recovery or similar adjusting rate mechanisms or as otherwise permitted under the terms of this Agreement, none of the Company or the Company Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) is a party to any rate proceeding before a Governmental Entity that would reasonably be expected to result in orders having a Company Material Adverse Effect or (ii) other than pursuant to the Settlement Agreement, has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court. As of the date hereof, the Settlement Agreement is final and is in full force and effect, subject to future ICC processes or actions, and there are no agreements or understandings with the ICC or the Illinois Attorney General or their respective staffs or any other party to the Settlement Agreement concerning the matters that are the subject of the Settlement Agreement that are not disclosed in the Settlement Agreement. The Company has made available to Parent the Settlement Agreement and as of the date hereof, such agreement has not been amended, modified or supplemented in any way, and no portion of, annexes or exhibits to, or documents otherwise constituting a part of such agreement has been omitted from the Settlement Agreement made available to Parent.

         "Settlement Agreement" means the Settlement Agreement and Release, dated January 17, 2006, among and between Peoples Energy Corporation, The Peoples Gas Light and Coke Company, Peoples MW, LLC, Peoples Energy Resources Company, LLC and North Shore Gas Company, the People of the State of Illinois through Lisa Madigan, Illinois Attorney General, the City of Chicago and the Citizen's Utility Board, as amended by an Amended and Addendum dated March 6, 2006.

         (b) All filings required to be made by the Company or any Company Subsidiaries since January 1, 2002, under the Power Act, the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and applicable state Laws and regulations, have been filed with the SEC, the FERC, the Department of Energy (the "DOE"), or any applicable state public utility commissions (including, to the extent required the ICC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.23. Ownership of Parent Common Stock. Neither the Company nor any of the Company Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or any other class or series of Parent Capital Stock.

         SECTION 3.24. Oil and Gas Matters. (a) The Company has furnished to Parent true and complete copies of the most recent reports estimating the proved oil and gas reserves of Peoples Energy Production Company (the "E&P Sub") with respect to the E&P Sub's Will-Drill Properties, Gulf Coast Properties, Texas and Louisiana Properties, New Mexico and North Dakota Properties and South Texas Properties, as prepared by the respective independent petroleum engineering firms named therein (collectively, the "Company Reserve Reports"). The factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was accurate in all material respects. The oil and gas properties described in the Company Reserve Reports (the "Oil and Gas Properties") are the E&P Sub's only material properties and assets.

         (b) All operated producing oil and gas wells included in the Company Reserve Reports have been operated and produced and, to the knowledge of the Company, drilled, in accordance with generally accepted oil and gas field practices, except where failures to operate, produce and drill in accordance with such practices, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (c) All proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil and natural gas ("Hydrocarbons") produced from the Oil and Gas Properties are being received by the E&P Sub in a timely manner and are not being held in suspense for any reason, except where failures to receive such proceeds or the holding in suspense of such proceeds, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (d) The E&P Sub has not received any advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the E&P Sub is neither underproduced nor overproduced, in either case, under gas balancing or similar arrangements, except where receipt of such payments entitling purchasers to receive deliveries without paying therefor or the E&P Sub being underproduced or overproduced under gas balancing or similar arrangements, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (e) The oil and gas leases and other agreements (collectively, the "Oil and Gas Agreements") that provide the E&P Sub with operating rights in the Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default, breach or violation (or event that, with notice or lapse of time or both, would become a default, breach or violation) under any Oil and Gas Agreement, except where failure to be legal, valid and binding and in full force and effect and such defaults, breaches and violations, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (f) No claim, notice or order from any Governmental Entity or other person has been received by the Company or the E&P Sub, or, to the knowledge of the


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                                                                              29

Company, threatened against the E&P Sub, due to Hydrocarbons production in excess of allowables or similar violations that could result in curtailment of production from any unit or oil and gas properties of the E&P Sub, except any such violations that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

                    Representations and Warranties of Parent

         Except as set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), Parent represents and warrants to the Company as follows (each representation or warranty made by Parent relating to a Parent Joint Venture (as defined below) that is neither operated nor managed by Parent or a Parent Subsidiary (as defined below) shall be deemed made only to the knowledge of the Parent):

         SECTION 4.01. Organization, Standing and Power. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

         (b) Each subsidiary of Parent (each a "Parent Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, except where such failure (individually or in the aggregate) has not had and would not reasonably be expected to (i) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects to the extent relating to (A) the United States regulated gas and electric utility industries in general to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent's industry, (B) general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent's industry, or (C) the commencement, occurrence, or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, Parent or any Parent Subsidiary, (D) fluctuations, in and of themselves, in the price of Parent Common Stock, (E) any change in GAAP (or any interpretation thereof) by FASB, the SEC or any other applicable regulatory body, (F) changes in Laws, rules or the regulations of any Governmental Entity to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent's industry or (G) the announcement of this Agreement or the consummation of the Transactions) or (ii) have a material adverse effect on or materially delay Parent's ability


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                                                                              30

to perform its obligations under this Agreement (a "Parent Material Adverse Effect"). Each of Parent and each Parent Subsidiary is duly qualified or licensed or admitted to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, use or leasing of its properties makes such qualification or licensing or admission necessary, other than in such jurisdictions where the failure to be so qualified or licensed or admitted (individually or in the aggregate) has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable charter and organizational documents of Sub and each other Parent Subsidiary, in each case as amended through the date of this Agreement. Parent is regulated as a public utility holding company in the State of Wisconsin and is not subject to regulation as such by any other state. Other than (i) Michigan Gas Utilities Corporation, which is a regulated public utility in the State of Michigan, (ii) Upper Peninsula Power Company which is a regulated public utility in the State of Michigan, (iii) Wisconsin Public Service Corporation, which is a regulated public utility in the State of Wisconsin and the State of Michigan, (iv) Minnesota Energy Resources Corporation, which is a regulated public utility in the state of Minnesota and (v) Wisconsin River Power Company, which is a regulated public utility in the State of Wisconsin, none of the Parent Subsidiaries is regulated as a public utility or subject to such regulation by any state.

         SECTION 4.02. Parent Subsidiaries; Equity Interests. (a) Section 4.02(a) of the letter, dated as of the date of this Agreement, from Parent to the Company (the "Parent Disclosure Letter") lists each Parent Subsidiary and its jurisdiction of organization. All the outstanding shares of each Parent Subsidiary have been validly issued and are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the "WBCL")) and, except as set forth in Parent Disclosure Letter, are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

         (b) Section 4.02(b) of the Parent Disclosure Letter sets forth a description as of the date of this Agreement of all Parent Joint Ventures, including (A) the name of the project associated with each such Parent Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

         "Parent Joint Venture" shall mean (x) the American Transmission Company and (y) any other Joint Venture of Parent or any Parent Subsidiary in which the invested capital associated with Parent's or a Parent Subsidiary's interest exceeds $20,000,000, as reasonably determined by Parent.

         (c) Except for interests in the Parent Subsidiaries, the Parent Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, Parent does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the fair market value as of the date of this Agreement of such interest individually exceeds $20,000,000.

         (d) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

         SECTION 4.03. Capital Structure. (a) The authorized shares of Parent consists of 200 million shares of Parent Common Stock. At the close of business on June 30, 2006, (i) 43,110,346 shares of Parent Common Stock were issued and outstanding, (ii) 12,000 shares of Parent Common Stock were held by Parent in its treasury, (iii) 175,915 shares of Parent Common Stock were subject to outstanding rights under a Parent Stock Plan to receive such shares contingent upon the achievement of one or more performance goals (such shares, "Parent Performance Shares"), (iv) 1,675,767 shares of Parent Common Stock were subject to outstanding stock options to purchase or acquire Parent Common Stock ("Parent Stock Options") granted under the Parent Stock Plans, (v) 2,800,280 additional shares of Parent Common Stock were reserved and available for issuance pursuant to Parent's 2005 Omnibus Incentive Compensation Plan, Parent's Deferred Compensation Plan, Parent's 2001 Omnibus Incentive Compensation Plan, Wisconsin Public Service Corporation Employee Stock Ownership Plan, Parent's 1999 Stock Option Plan, Parent's 1999 Non-Employee Directors Stock Option Plan and Parent's Stock Investment Plan (such plans, collectively, the "Parent Stock Plans"), and
(vi) 46,177,163 shares of Parent Common Stock were reserved for issuance in connection with the rights (the "Parent Rights") issued pursuant to the Rights Agreement dated as of December 12, 1996 (as amended from time to time, the "Parent Rights Agreement"), between Parent and American Stock Transfer & Trust Company, as Rights Agent. Except as set forth above, at the close of business on June 30, 2006, no shares of capital stock or other voting securities or equity interests of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (except for statutory liability under Section 180.0622(2)(b) of the WBCL for unpaid employee wages) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or holders of the capital stock of any Parent Subsidiary may vote ("Voting Parent Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights or other stock-based compensation awards, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock, other voting securities or other equity interests in Parent or of any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any Option or (iii) other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. Parent has delivered to the Company a complete and correct copy of the Parent Rights Agreement as amended to the date of this Agreement.

         (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

         SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject in the case of the Share Issuance and the Charter Amendment to receipt of the Parent Shareholder Approval (as defined in Section 4.04(c)). Parent, as sole shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms.

         (b) The Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Share Issuance and the other Transactions (other than the Charter Amendment )and (ii) recommending that Parent's shareholders approve the Share Issuance. The Parent Board will adopt resolutions approving the Charter Amendment and recommending that Parent's shareholders approve the Charter Amendment promptly after a new name for Parent has been determined pursuant to Section 1.08.

         (c) The affirmative vote of the holders of a majority of the shares of Parent Common Stock represented at the Parent Shareholder Meeting and entitled to vote thereon approving the Share Issuance and the Charter Amendment, provided that a majority of the shares of the outstanding Parent Common Stock is present and votes on such proposals at the Parent Shareholder Meeting (the "Parent Shareholder Approval"), is the only vote of the holders of any class or series of shares or other securities of Parent necessary to approve the Merger, this Agreement, the Share Issuance, the Charter Amendment and the other Transactions.

         SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger, the Share Issuance, the Charter Amendment and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment or reimbursement or termination, cancelation, modification or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent, any Parent Subsidiary or any Parent Joint Venture under, any of the terms, conditions or provisions of
(i) the Parent Charter, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary (subject to the approval, filing and effectiveness of the Charter Amendment), (ii) any Contract to which Parent, Parent Subsidiary or any Parent Joint Venture is a party or by which any of their respective properties or assets is bound or (iii) subject to the governmental filings and the obtaining of the Parent Shareholder Approval and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent, any Parent subsidiary or any Parent Joint Venture or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (excluding for purposes of this Section 4.05(a) and the application of Section 7.03(a) hereto, clause (i)(G) of the definition of "Parent Material Adverse Effect").

         (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Parent Subsidiary or any Parent Joint Venture in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and the Charter Amendment with the Wisconsin Department of Financial Institutions, (iv) the filing of documents with various state securities authorities that may be required in connection with the Transactions, (v) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued pursuant to Article II to be listed on the NYSE, (vi) notice to, and the consent and approval of, FERC under
Section 203 of the Power Act, or an order under the Power Act disclaiming jurisdiction over the Transactions, (vii) to the extent required, or, in Parent's sole discretion, advisable in response to an assertion of jurisdiction by the Public Service Commission of Wisconsin (the "PSCW"), the Michigan Public Service Commission (the "MPSC") or the Minnesota Public Utilities Commission ("MPUC"), notice to and the approval of the PSCW, the MPSC and the MPUC and notice to and the approval of the ICC, (viii) the FCC Pre-Approvals (the items set forth above in clauses (vi) through (viii) collectively the "Parent Required Statutory Approvals"), (ix) compliance with and such filings as may be required under applicable Environmental Laws, (x) such filings as may be required in connection with the Taxes described in Section 6.09 and (xi) such other items
(A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect

(excluding for purposes of this Section 4.05(b) and the application of Section 7.03(a) hereto, clause (i)(G) of the definition of "Parent Material Adverse Effect").

         (c) Parent and the Parent Board have taken all action necessary to (i) render the Parent Rights inapplicable to this Agreement, the Merger, the Share Issuance and the other Transactions and (ii) ensure that (A) neither the Company nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Parent Rights Agreement) by reason of this Agreement, the Merger, the Share Issuance or any other Transaction, and (B) assuming no material change in the current ownership of Company Common Stock prior to the Effective Time, a "Distribution Date" (as defined in the Parent Rights Agreement) shall not occur by reason of this Agreement, the Merger, the Share Issuance or any other Transaction.

         SECTION 4.06. SEC Documents; Undisclosed Liabilities. (a) Parent and the Parent Subsidiaries have filed all reports, schedules, forms, registration statements, definitive proxy statements, and other documents (together with all amendments thereof and supplements thereto) required to be filed by Parent and the Parent Subsidiaries with the SEC since January 1, 2005 (the "Parent SEC Documents").

         (b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes, if any, thereto) of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (c) Except as set forth on the most recent audited balance sheet (or in the notes thereto) of Parent included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Parent Subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

         (d) With respect to each Parent SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of Parent or each former principal executive officer and principal financial officer of Parent) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither Parent nor any of its subsidiaries has arranged any "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX. Parent has previously made available to the Company a true and complete copy of any reports by Parent's management to the Parent Board or any committee thereof relating to compliance with SOX, as well as the reports of any outside consultant or auditor with respect thereto.

         (e) The management of Parent has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to Parent, including consolidated Parent Subsidiaries, is made known to the management of Parent by others within those entities. Since the date of the filing of the Parent's most recent quarterly report on Form 10 Q for the quarter ended March 31, 2006, Parent's outside auditors and the audit committee of the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting required to be disclosed in any Filed Parent SEC Document has been so disclosed.

         (f) Since December 31, 2005, (A) neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

         (g) Except for Wisconsin Public Service Corporation, none of the Parent Subsidiaries is, or has at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

         (h) Parent is not and, at the Effective Time, will not be, an "ineligible issuer" as defined in Rule 405 under the Securities Act.

         SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and Parent's shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

         SECTION 4.08. Absence of Certain Changes or Events. (a) From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, except to the extent otherwise readily apparent from disclosure in the Filed Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures the "Applicable Filed Parent SEC Disclosures"). Parent has conducted its business only in the ordinary course, and during such period there has not been:

              (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

              (ii) except for regular quarterly dividends on Parent Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of Parent;

              (iii) any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent;

              (iv) any purchase, redemption or other acquisition by Parent or any Parent Subsidiary of any shares of capital stock of Parent or any Parent Subsidiary or any other voting securities or other equity interests in Parent or any Parent Subsidiary or any Voting Parent Debt or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (C) the acquisition by Parent of Parent Stock Options in connection with the forfeiture of such awards for no consideration; or

              (v) (A) any granting by Parent or any Parent Subsidiary to any director, officer or employee of Parent or any Parent Subsidiary of any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, or (B) any granting by Parent or any Parent Subsidiary to any such director, officer or employee of any increase in severance, retention, change in control or termination compensation or benefits, except as was required under any employment, severance, retention or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents.

              (vi) any change in accounting methods, principles or practices (including those for tax purposes) by Parent or any Parent Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in Law or GAAP; or

              (vii) any material elections with respect to Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund.

         (b) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

         SECTION 4.09. Taxes. (a) Parent and each Parent Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary have paid all Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any Parent Subsidiary in writing, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (c) The U.S. Federal income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the I.R.S., or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or prior to December 31, 2003. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

         (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary except Liens for Taxes that (i) are being contested in good faith or (ii) have been accrued or otherwise reflected on the most recent audited financial statements included in the Filed Parent SEC Documents.

         (e) Neither Parent nor any Parent Subsidiary is a party to or is bound by Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Parent and the Parent Subsidiaries).

         (f) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its subsidiaries) (1) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), or
(2) as a transferee or successor.

         (g) neither Parent nor any Parent Subsidiary was a "distributing corporation" in a transaction intended to be governed by Section 355 of the Code
(i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 of the Code) in conjunction with the Merger.


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                                                                              39

         (h) Neither Parent nor any Parent Subsidiary has been a party to a transaction that constitutes a "listed transaction", for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S.

         (i) Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement and except as disclosed in the Applicable Filed Parent SEC Disclosures, there has not been any establishment, adoption entering into, amendment or modification in any material respect by Parent or any Parent Subsidiary or termination of any collective bargaining agreement or any pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, welfare benefit or other employee benefits plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained or contributed to, or required to be maintained or contributed to, by Parent or any Parent Subsidiary in each case, providing compensation or benefits to any current or former employees, consultants, officers or directors of Parent, any Parent Subsidiary, or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which Parent is otherwise jointly or severally liable under applicable Law (each, a "Parent Commonly Controlled Entity"), but not including any Parent Benefit Agreements (collectively, "Parent Benefit Plans"). As of the date of this Agreement, except as filed as an exhibit the Filed Parent SEC Documents, there are not any employment, consulting, indemnification, retention, severance, change in control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former employee, officer or director of Parent or any Parent Subsidiary or applicable to any employees of Parent or any Parent Subsidiary (collectively, the "Parent Benefit Agreements").

         SECTION 4.11. ERISA Compliance. (a) The Parent Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) ("Parent Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Parent Benefit Plans and Parent Benefit Agreements. Each Parent Benefit Plan has been administered in compliance with its terms and with applicable Law (including ERISA and the Code) and the terms of all applicable collective bargaining agreements in all material respects. The Parent has made available to the Company true, complete and correct copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a description thereof) and Parent Benefit Agreement, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan (if any such report was required by applicable Law), (iii) the most recent summary plan description for each

Parent Benefit Plan for which such summary plan description is required,
(iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan, (v) the most recent determination letter received from the Internal Revenue Service with respect to each Parent Benefit Plan that is intended to be a "qualified" plan under Sections 401(a) and 501(a) of the Code and (vi)the most recently prepared actuarial valuation report and audited financial statements in connection with each Parent Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under applicable Law.

         (b) All Parent Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Parent Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended, or has failed to have been amended in order to comply with applicable Law, since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

         (c) None of the Parent Pension Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to Parent, any Parent Subsidiary and any other Parent Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to become a liability, at or after the Closing, of Parent, any Parent Subsidiary or any other Parent Commonly Controlled Entity , in each case except as would not reasonably be expected to result in a Parent Material Adverse Effect. No Parent Pension Plan, other than any Parent Pension Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA (a "Parent Multiemployer Pension Plan")), had, as of the respective last annual valuation date for each such Parent Pension Plan, an "unfunded benefit liability" (as defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of Parent Pension Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of such Parent Benefit Plans or trusts created thereunder has been terminated, nor has there been any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Parent Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. None of Parent, any Parent Subsidiary or any Parent Commonly Controlled Entity has incurred a "complete withdrawal" or a "partial withdrawal" (as defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan.

         (d) None of Parent, any Parent Subsidiary, any Parent Commonly Controlled Entity, any director or officer of Parent or any of the Parent Subsidiaries or any of Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the

Code) or any other breach of fiduciary responsibility that could subject Parent, any Parent Subsidiary, any Parent Commonly Controlled Entity or any director or officer of Parent or any Parent Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.

         (e) With respect to any Parent Benefit Plan that is an employee welfare benefit plan (whether or not subject to ERISA), (i) no such Parent Benefit Plan is unfunded, self-insured or funded through a "welfare benefits fund" (as defined in Section 419(e) of the Code), (ii) each such Parent Benefit Plan that is a "group health plan" (as defined in Section 5000(b)(1) of the Code or any similar state or local law), complies with the applicable requirements of
Section 4980B(f) of the Code or any similar state or local law, (iii) each such Parent Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Parent and Parent Subsidiary on or at any time after the Effective Time and (iv) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is born entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

         (f) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any person who is a "disqualified individual" (as defined in Treasury Regulation
Section 1.280G-1) with respect to Parent could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from Parent or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

         (g) The execution and delivery by the Parent of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Parent or any Parent Subsidiary to severance, termination, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Parent Benefit Plan or Parent Benefit Agreement or otherwise or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

         (h) No deduction by the Parent or any Parent Subsidiary in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

         SECTION 4.12. Litigation. As of the date of this Agreement, except as set forth in the Applicable Filed Parent SEC Disclosures, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary or any Parent Joint Venture that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any

Judgment outstanding against Parent, any Parent Subsidiary or any Parent Joint Venture that has had or would reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.13. Compliance with Applicable Laws. Parent, the Parent Subsidiaries and the Parent Joint Ventures except as set forth in the Applicable Filed Parent SEC Disclosures are in compliance with all applicable Laws and judgments of any Governmental Entity, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Applicable Filed Parent SEC Disclosures, none of Parent, any Parent Subsidiary or any Parent Joint Venture has received any written communication during the past two years from a Governmental Entity that alleges that Parent, any Parent Subsidiary or a Parent Joint Venture is not in compliance in any material respect with any applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, ERISA or Environmental Law, which are the subject of Sections 4.09, 4.11 and 4.16, respectively.

         SECTION 4.14. Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. ("JPMorgan"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub. Parent has furnished to the Company a true and complete copy of all agreements between Parent and JPMorgan relating to the Merger and the other Transactions.

         SECTION 4.15. Opinion of Financial Advisor. Parent has received the opinion of JPMorgan, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio in the Merger is fair from a financial point of view to Parent, a signed copy of which opinion will be delivered to the Company for informational purposes only promptly following the date of this Agreement.

         SECTION 4.16. Environmental Matters. Except for such matters set forth in the Applicable Filed Parent SEC Disclosures or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

              (i) Parent, the Parent Subsidiaries and the Parent Joint Ventures are, and have been, in compliance with all Environmental Laws, and none of Parent, any Parent Subsidiary or any Parent Joint Venture has received any (A) written communication that alleges that Parent, any Parent Subsidiary or any Parent Joint Venture is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of Parent, any Parent Subsidiary or any Parent Joint Venture;

              (ii) (A) Parent, each Parent Subsidiary and each Parent Joint Venture have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, (C) none of Parent, any Parent Subsidiary or any Parent Joint Venture has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit, and (D) no such Environmental Permits will be revoked, modified or not renewed as a result of the transactions contemplated by this Agreement;

              (iii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened, against Parent, any Parent Subsidiary or any Parent Joint Venture, or against any property or operations that the Parent, any Parent Subsidiary or any Parent Joint Venture owns, leases, or operates, in whole or in part, or, to the knowledge of Parent, formerly owned, leased or operated, in whole or in part;

              (iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent, any Parent Subsidiary or any Parent Joint Venture or against any person whose liabilities for such Environmental Claims Parent, any Parent Subsidiary or any Parent Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law; and

              (v) (A) none of Parent, any Parent Subsidiary or any Parent Joint Venture has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent, any Parent Subsidiary or any Parent Joint Venture, and (B) to the knowledge of Parent, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims Parent, any Parent Subsidiary or any Parent Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law.

         SECTION 4.17. Labor Matters. As of the date of this Agreement, since January 1, 2004 and except as disclosed in the Applicable Filed Parent SEC Disclosures, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the knowledge of Parent, threat thereof, by or with respect to any employee of Parent or any Parent Subsidiary, or (ii) unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, since January 1, 2004, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the knowledge of Parent, there has been no effort by any labor organization to organize any employees of Parent or any Parent Subsidiary into one or more collective bargaining units. As of the date of this Agreement, no discussions or negotiations with any labor organizations are taking place, or are expected to take place prior to the Closing, with respect to Parent or any Parent Subsidiary entering into a new collective bargaining agreement or an amendment, modification, renewal or extension of an existing collective bargaining agreement. Schedule 4.17 of the Parent Disclosure Letter sets forth the expiration date of each collective bargaining agreement to which Parent or any Parent Subsidiary is a party.

         SECTION 4.18. Contracts. (a) As of the date of this Agreement, there are no Contracts to which Parent or any Parent Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Parent SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, together with the Parent Non-Compete Contracts, the "Parent Material Contracts") which have not been so filed or listed. There are no Contracts to which Parent or any Parent Subsidiary is a party or by which they are bound which contain provisions restricting or limiting Parent's or any Parent Subsidiary's ability to compete or otherwise engage in specified lines of business, in any material respect (each, a "Parent Non-Compete Contract") and, except for Contracts and dealings incident to such person's position as a director, officer or employee of Parent, there are no material Contracts or material business dealings between Parent, on the one hand, and any director, officer or employee of Parent or any entity of which any such Parent director, officer or employee serves as a senior officer or director, on the other.

         (b) Neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by Parent or any Parent Subsidiary or, to the knowledge of Parent, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.19. Title to Property. (a) Each of Parent and the Parent Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All such properties and assets, other than properties and assets in which Parent or any Parent Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (b) Each of Parent and the Parent Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.20. Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any of the Parent Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no person is infringing the rights of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.21. Trading. Parent has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Parent Board (the "Parent Trading Guidelines") to restrict the level of risk that Parent and the Parent Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "Net Parent Position") and monitors compliance by Parent and the Parent Subsidiaries with such Parent Trading Guidelines. Parent has provided a copy of the Parent Trading Guidelines to the Company prior to the date of this Agreement. At no time between March 31, 2006 and the date hereof, (i) has the Net Parent Position not been within the risk parameters in all material respects that are set forth in the Parent Trading Guidelines, and (ii) has the exposure of Parent and the Parent Subsidiaries with respect to the Net Parent Position resulting from all such transactions been material to Parent and the Parent Subsidiaries taken as a whole. From March 31, 2006 to the date hereof, Parent and the Parent Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Parent and the Parent Subsidiaries taken as a whole.

         SECTION 4.22. Regulatory Proceedings. (a) Except as set forth in the Applicable Filed Parent SEC Disclosures, other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms and except as otherwise permitted under the terms of this Agreement, none of Parent or the Parent Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) is a party to any rate proceeding before a Governmental Entity that would reasonably be expected to result in orders having a Parent Material Adverse Effect or (ii) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court.

         (b) All filings required to be made by Parent or any Parent Subsidiary since January 1, 2002, under the Power Act, or the Atomic Energy Act, the 1935 Act and applicable state Laws and regulations, have been filed with the SEC, the FERC, the DOE, Nuclear Regulatory Commission (the "NRC") or any applicable state public utility commissions (including, to the extent required, the PSCW, MPSC, MPUC and the ICC), as the case may be, including all forms, statements, reports, agreements (oral or written)

46

and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.23. Nuclear Generating Facilities. None of Parent or the Parent Subsidiaries, nor any of the Parent Joint Ventures, currently owns or operates, in whole or in part, any nuclear generating facilities. With respect to Parent's former interest in the Kewaunee Nuclear Power Plant (the "Kewaunee Plant"), Parent is in compliance with all requirements of the agreement governing the sale of the Kewaunee Plant and any applicable provisions of the Atomic Energy Act or regulations of the NRC, except as set forth in the Applicable Filed Parent SEC Disclosures and except where such non-compliance has not and would not be reasonably expected to have a Parent Material Adverse Effect. There are no contingent liabilities for Parent associated with Parent's prior ownership or operation of the Kewaunee Plant, except as set forth in the Applicable Filed Parent SEC Disclosures and except such contingent liabilities that would not be expected to have a Parent Material Adverse Effect.

         SECTION 4.24. Ownership of Company Capital Stock. Neither Parent nor any Parent Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other class or series of Company Capital Stock.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business

         SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to comply in all material respects with all Laws, Judgments and Consents of and Permits with all Governmental Entities applicable to them (including, without limitation, the Settlement Agreement) to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter (with specific reference to the relevant sections of the covenants) or otherwise expressly contemplated by this

Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed in the case of subsections (ix), (x),
(xi), (xiii) and (xiv) and, to the extent applicable, subsection (xvi)):

              (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its shares of capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (2) regular quarterly cash dividends with respect to Company Common Stock, not in excess of $0.545 per share, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock or capital stock of any Company Subsidiary, or any other voting securities or equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any rights, warrants or options to acquire any such shares or other securities, other than
         (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (3) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards for no consideration or (D) purchase, redeem or otherwise acquire any shares of capital stock of Parent (including Parent Common Stock) or capital stock of any Parent Subsidiary, or any other voting securities or equity interests of Parent or any Parent Subsidiary or any Voting Parent Debt or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) issue, deliver, sell or grant (A) any of its capital stock,
         (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or other stock-based compensation awards, other than (1) the issuance of Company Common Stock upon the exercise or vesting (as applicable) of Company Stock Options, Company Performance Shares and Company Deferred Shares outstanding on the date of this Agreement and in accordance with their present terms, (2) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement and (3) in connection with the grant of equity-based or equity-related awards with respect to 300,000 additional shares of Company Common Stock pursuant to the Company Stock Plans in accordance with their present terms and consistent with prior practice, (4) in accordance with the terms of the Company's dividend reinvestment plan as in effect as of the date of this Agreement and (5) the issuance of Company Common Stock to the extent necessary to prevent the long-term credit rating of the Company, whether prior to or after giving effect to the Merger and the other Transactions, as determined by any nationally recognized rating agency, from falling below investment grade; provided that for purposes of this clause (5) only, the Company obtains Parent's prior written consent (such consent not be unreasonably withheld) unless such issuance is in the ordinary course of business consistent with past practice pursuant to the Company's continuous equity offering plan in an aggregate amount not to exceed $30 million;

              (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, by-laws and other comparable charter or organizational documents (A) required by Law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the Merger and the other Transactions and would not materially restrict the operation of their businesses;

              (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than (x) purchases of inventory in the ordinary course of business consistent with past practice and (y) capital expenditures (1) in an amount not to exceed 110% in the aggregate of the amount of capital expenditures (for the avoidance of doubt, excluding any acquisition of a business and any acquisition in a transaction or series of related transactions by or on behalf of the E&P Sub of interests in real property for more than $5 million) set forth in Section 5.01(a)(iv) of the Company Disclosure Letter (the "Company Expenditure Schedule"), (2) required by Law or Governmental Entities or (3) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance); provided in each case, the Company shall use its best efforts to notify Parent in writing prior to making any such capital expenditure in excess of the aggregate budgeted amounts;

              (v) (A) grant to any director, officer or employee of the Company or any Company Subsidiary any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any director, officer or employee of the Company or any Company Subsidiary any increase in severance, change in control, retention or termination compensation or benefits, except to the extent required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, retention, severance, change in control or termination agreement with any such director, officer or employee, (D) establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or Company Benefit Plan or (E) take any action to fund or secure, or accelerate the time of payment or vesting of any compensation, benefits or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

              (vi) make any change in accounting methods, principles or practices (including those for tax purposes) materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by Law or a change in Law or GAAP;

              (vii) make any material elections with respect to Taxes that will continue to be binding after the Effective Time, or settle or compromise any material Tax liability or refund, except insofar as may be required by Law or a change in Law;

              (viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (i) dispositions or Liens in an aggregate principal amount not to exceed $20 million, (ii) sales of inventory and excess or obsolete assets or assets being replaced, in each case, in the ordinary course of business consistent with past practice and (iii) grants of liens in connection with project financings;

              (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing

         (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements), except for (i) short-term borrowings (including under revolving credit facilities) in an aggregate principal amount not to exceed $550 million outstanding at any time for working capital in the ordinary course of business consistent with past practice, of which $250 million may be outstanding in respect of the Company's regulated utility business, in each case, if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect to the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; (ii) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness (including any pre-funding or exchange) at its stated maturity or a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iv) additional indebtedness to be issued by the Company's Subsidiaries that are public utilities in an aggregate principal amount not to exceed $70 million, provided that the incurrence of such indebtedness is in compliance with applicable ICC rules and regulations and is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or a direct or indirect wholly owned Company Subsidiary;

              (x) except as required by applicable Law, make any changes or propose any changes in its rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement, or effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, or amend the Settlement Agreement or make any filing to change its rates on file with the FERC, the ICC, or any other applicable state utility commission, except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of the Company's regulated business to be materially lower than the return on equity which the Company is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any Company Required Statutory Approval (it being understood and agreed that neither the Company nor any Company Subsidiary will submit any new rate application to the ICC without Parent's prior written consent, except as otherwise required by applicable Law in which case the Company will provide Parent such application reasonably in advance of filing and will consider parent's comments in good faith prior to filing such application);

              (xi) make or agree to make any capital expenditure or expenditures (excluding any acquisition of a business and any acquisition in a transaction or series of related transactions by or on behalf of the E&P Sub of interests in real property for more than $5 million) in an amount that, in the aggregate, that exceeds 110% of the amount contained in the Company Expenditure Schedule; provided, however, that, notwithstanding the foregoing, the Company may make any emergency capital expenditure or expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers; or (ii) required by Law or a Governmental Entity;

              (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, or (3) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice (it being understood and agreed that the Company will not settle or pay any claims made in connection with the ICC's claims regarding the Company's and the Company Subsidiaries' compliance with safety inspections requirements or corrosion issues without the prior written consent of Parent) or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

              (xiii) (A) enter into any Contract, or multiple Contracts governed under one master agreement between the parties to such Contracts, for the purchase and/or sale of electric or gas pipeline capacity and/or electric energy or natural gas (a "Power Agreement") other than any Power Agreement entered into in the ordinary course of business that does not have a term longer than 3 years and does not exceed (1) a notional value of purchase and/or sale electric energy or natural gas commitments outstanding at any given time of $175 million, (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $6.0 million, (3) a notional value for the underlying sale of options of $15 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $1 million, or (B) enter into any hedging or similar Contracts that expire after the Effective Time related to the E&P Sub;

              (xiv) amend or modify the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being less restrictive than the Company Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Company Trading Guidelines; provided that, in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof or, take any action that violates the Company Trading Guidelines or cause or permit the Net Company Position to be outside the risk parameters set forth in the Company Trading Guidelines; and if at any time the Net Company Position becomes outside the risk parameters set forth in the Company Trading Guidelines due to a move in market prices then action will be taken to bring the Net Company Position back inside the parameters as is required by the Company Trading Guidelines; or

              (xv) enter into any agreement that materially restrains, limits or impedes the Company's or the Company Subsidiaries' ability to compete with or conduct any business or line of business or geographic area or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity governing the Company's or the Company Subsidiaries' operations and obligations to provide safe and reliable service to customers; or

              (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to comply in all material respects with all Laws, Judgments and Consents of and Permits with all Governmental Entities applicable to them to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the covenants) or otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed in the case of subsections
(ix), (x), (xi), (xiii) and (xiv) and, to the extent applicable, subsection
(xvi)):

              (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its shares of capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent and,

         (2) regular quarterly cash dividends with respect to Parent Common Stock, consistent with past practice (including normal course increases consistent with past practice), with usual declaration, record and payment dates and in accordance with Parent's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock or capital stock of any Parent Subsidiary or any other voting securities or equity interests in Parent or any Parent Subsidiary or any Voting Parent Debt or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price of the Parent Stock Options, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (3) the acquisition by Parent of Parent Stock Options in connection with the forfeiture of such awards for no consideration, (4) in connection with intercompany purchases of capital stock or share capital and (5) mandatory repurchases or redemptions of preferred stock of Parent Subsidiaries in accordance with the terms thereof or (D) purchase, redeem or otherwise acquire any shares of capital stock of the Company or shares of any Company Subsidiary, or any other voting securities or equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) issue, deliver, sell or grant (A) any of its capital stock,
         (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or other stock-based compensation awards, other than (1) the issuance of Parent Common Stock (and associated Parent Rights) upon the exercise or vesting (as applicable) of Parent Stock Options and Parent Performance Shares outstanding on the date of this Agreement and in accordance with their present terms, (2) as required to comply with any Parent Benefit Plan or Parent Benefit Agreement or Parent dividend reinvestment plan or savings investment plan, in each case, as in effect on the date of this Agreement, (3) in connection with the grant of equity-based or equity-related awards with respect to 1,200,000 additional shares of Parent Common Stock pursuant to the Parent Stock Plans in accordance with their present terms and consistent with prior practice, (4) the issuance of Parent Common Stock upon the exercise of Parent Rights, and
         (5) the issuance of Parent Common Stock to the extent necessary to prevent the long-term credit rating of Parent, whether prior to or after giving effect to the Merger and the other

         Transactions, as determined by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group, Inc. ("S&P"), from falling below investment grade;

              (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, by-laws and other comparable charter or organizational documents (A) required by Law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the Merger and the other Transactions and would not materially restrict the operation of their businesses;

              (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Parent and Parent Subsidiaries, taken as a whole; other than any such acquisition or agreement that would not reasonably be expected to have (x) a Parent Material Adverse Effect,
         (y) lead to any material delay in obtaining or materially increase the risk of not obtaining any Parent Required Statutory Approval or (z) materially alter the overall risk profile of the business of Parent and the Parent Subsidiaries taken as a whole (a "Parent Adverse Change");

              (v) except as contemplated by this Agreement, (A) grant to any director, officer or employee of the Parent or any Parent Subsidiary any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, (B) grant to any director, officer or employee of Parent or any Parent Subsidiary any increase in severance, retention, change in control or termination compensation or benefits, except to the extent required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, (C) enter into any employment, consulting, indemnification, severance, retention, change in control or termination agreement with any such director, officer or employee, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay Parent's ability to perform its obligations under this Agreement, (D) establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or Parent Benefit Plan, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay Parent's ability to perform its obligations under this Agreement or (E) take any action to fund or secure, or accelerate the time of payment or vesting of any compensation, benefits or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Parent Benefit Plan or Parent Benefit Agreement;

              (vi) make any change in accounting methods, principles or practices (including those for tax purposes) materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by Law or a change in Law or GAAP;

              (vii) make any material elections with respect to Taxes that will continue to be binding after the Effective Time, or settle or compromise any material Tax liability or refund, except insofar as may be required by Law or a change in Law;

              (viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to Parent and Parent Subsidiaries, taken as a whole, except as would not reasonably be expected to have a Parent Adverse Change;

              (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements), except for (i) short-term borrowings (including under revolving credit facilities) in the ordinary course of business consistent with past practice for working capital if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect to the Merger and to the other Transactions, as determined by either Moody's or S&P, to fall below investment grade;
         (ii) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect the Merger and to the other Transactions, as determined by either Moody's or S&P, to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness (including any pre-funding or exchange) at its stated maturity or a lower cost of funds (calculating such cost on an aggregate after-Tax basis); and (iv) additional indebtedness, provided that obtaining such indebtedness is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect the Merger and to the other Transactions, as determined by either Moody's or S&P, to fall below investment grade; or (B) make any material loans, advances or capital contributions to, or investments in, any other person, other than to or in Parent or a direct or indirect wholly owned Parent Subsidiary;

              (x) except as required by applicable Law, make any changes or propose any changes in its rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement, or effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, or make any filing to change its rates on file with the FERC, the PSCW, the MPUC or the MPSC or any other applicable state utility commission; except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of Parent's regulated business to be materially lower than the return on equity which Parent is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any Parent Required Statutory Approval;

              (xi) make or agree to make any capital expenditure or expenditures (excluding any acquisition of a business) in an amount that, in the aggregate, exceeds 110% of the amount contained in Parent's capital expenditures budget set forth in Section 5.01(b)(xi) of the Parent Disclosure Letter; provided, however, that, notwithstanding the foregoing, Parent may make any emergency capital expenditure or expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers or (ii) required by Law or a Governmental Entity; provided further that Parent may make any capital expenditure or expenditures that would not reasonably be expected to have a Parent Material Adverse Effect;

              (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, (3) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Parent included in the Filed Parent SEC Documents or incurred in the ordinary course of business consistent with past practice, or (4) as would not reasonably be expected to have a Parent Material Adverse Effect, or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; other than a cancelation or waiver that would not reasonably be expected to have a Parent Material Adverse Effect;

              (xiii) enter into any Power Agreement other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale electric energy or natural gas commitments outstanding at any given time of $750 million,
         (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $30 million, (3) a notional value for the underlying sale of options of $120 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $90 million and other than a Power Agreement that otherwise would not reasonably be expected to have a Parent Material Adverse Effect;

              (xiv) other than in the ordinary course of business, (x) amend or modify the Parent Trading Guidelines in a manner that results in such Parent Trading Guidelines being less restrictive than Parent Trading Guidelines in effect on the date hereof, (y) terminate the Parent Trading Guidelines, or (z) take any action that violates the Parent Trading Guidelines or cause or permit the Net Parent Position to be outside the risk parameters set forth in the Parent Trading Guidelines;

              (xv) enter into any agreement that materially restrains, limits or impedes Parent's or the Parent Subsidiaries' ability to compete with or conduct any business or line of business or geographic area or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity governing Parent's or the Parent Subsidiaries' operations and obligations to provide safe and reliable service to customers, except as would not reasonably be expected to have a Parent Material Adverse Effect; or

              (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

         (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.

         (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

         SECTION 5.02. No Solicitation. (a) The Company, the Company Subsidiaries and their respective officers, directors or employees, or investment bankers, attorneys, accountants or other advisors, agents or representatives (collectively,

58

"Representatives") immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e)) and, to the extent permitted by the applicable confidentiality or similar agreement governing such activities, discussions or negotiations, require any third parties to such activities, discussions or negotiations to return to the Company or to destroy all confidential information of the Company or any Company Subsidiary. The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage (including by way of furnishing information) the submission of, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably expected to lead to any Company Takeover Proposal, (ii) enter into any Company Acquisition Agreement (as defined in Section 5.02(b)) with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval (the "Company Applicable Period"), the Company may, to the extent required by the fiduciary obligations of the Company Board to the shareholders of the Company under applicable Law, as determined in good faith by a majority of the members of the Company Board after consultation with the Company's outside counsel, in response to a bona fide written Company Takeover Proposal that is made by a person that the Company Board determines, in good faith, after consultation with the Company's outside counsel and financial advisors, constitutes or is reasonably expected to result in a Superior Company Proposal that was not solicited by the Company or its Representatives and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal pursuant to a confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02); provided that such confidentiality and standstill agreement may allow such party to submit to the Company a non-public proposal or offer relating to a Company Takeover Proposal; and (y) participate in discussions with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company including for all purposes of this
Section 5.02(a), Section 5.02(b), Section 8.01(c) and Section 8.05(b); provided that the Company shall not be liable for any monetary damage on account of such deemed breach (for the avoidance of doubt, other than any fee due pursuant to Section 6.07(b)) so long as the Company or any Company Subsidiary did not authorize or permit such violation.

         (b) Except as contemplated by this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Company Takeover Proposal, (B) withdraw or modify, in a manner adverse to Parent, the recommendation to the Company's shareholders by the Company Board or such committee of this Agreement, the Merger or any other Transactions, (C) recommend that the shareholders of the Company reject this Agreement or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 5.02(b)(i) being referred to herein as a "Company Adverse Recommendation Change"), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any Company Takeover Proposal, (iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or adoption by the Company Board or such committee of this Agreement, the Merger or any other Transactions, (iv) determine that this Agreement or the Merger is no longer advisable to the extent such determination is necessary in order to validly submit the Agreement to the Company's shareholders at the Company Shareholders Meeting or (v) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with, Section 5.02(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the Company Applicable Period, the Company Board may make a Company Adverse Recommendation Change, if (x) a majority of the members of the Company Board determines in good faith, after consulting with the Company's outside counsel and financial advisors, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary obligations of the Company Board to the shareholders of the Company under applicable Law, and (y) (1) the Company Board has provided to Parent five business days' prior written notice of its intent to effect a Company Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Adverse Recommendation Change) and, if requested by Parent, negotiated in good faith with Parent during such five business day period regarding revisions to this Agreement that would avoid such Company Adverse Recommendation Change and (2) the Company Board has provided to Parent advance written notice of such Company Adverse Recommendation Change immediately prior thereto.

         (c) The Company promptly (but in any event within 24 hours of such request for information or receipt of such Company Takeover Proposal) shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the principal terms and conditions of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change or proposed change to the terms of any such Company Takeover Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal and (iii) provide


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                                                                              60

Parent with advance written notice of any scheduled meeting of the Company Board to discuss a Company Takeover Proposal.

         (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

         (e) For purposes of this Agreement:

              "Company Takeover Proposal" means any bona fide proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Business"), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the Company or any Company Subsidiary owning, operating or controlling a Company Material Business (a "Company Material Business Subsidiary"), (iii) any tender offer or exchange offer that is consummated would result in any person beneficially owning 20% or more of any class of voting securities of the Company or any Company Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Material Business Subsidiary as a result of which a third party or the shareholders of a third party would acquire 20% or more of the voting securities of the Company or such Company Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or other Transactions solely among wholly owned subsidiaries of the Company.

              "Superior Company Proposal" means any written Company Takeover Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and the other Transactions after taking into account, among other things:

         (1) all financial considerations and financial aspects of the Company Takeover Proposal and the Merger and other Transactions,

         (2) all strategic considerations, including whether such Company Takeover Proposal is more favorable from a long-term strategic standpoint,

         (3) all legal and regulatory considerations of such Company Takeover Proposal and the Merger and other transactions contemplated hereby,


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                                                                              61

         (4) the identity of the third party making such Company Takeover Proposal,

         (5) the conditions and likelihood of completion of such Company Takeover Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals),

         (6) whether such Company Takeover Proposal is likely to impose material obligations on the Company (or the post-closing entity in which the Company shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

         (7) whether such Company Takeover Proposal is subject to a financing condition and the likelihood of such Company Takeover Proposal being financed, and

         (8) the payment of any Company Termination Fee, if relevant,

         provided that in the definition of "Company Takeover Proposal" (x) all references to "20%" shall be deemed to be references to "50%", (y) the reference to "or any subsidiary of the Company owning, operating or controlling a Company Material Business" shall be deemed to be deleted and (z) all the references to "Company Material Business Subsidiary" shall be deemed to be deleted.

         (f) Except with respect to any third party making an unsolicited bona fide written Company Takeover Proposal that does not result from a violation of
Section 5.02(a), during the period from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement,
(i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party (other than any involving Parent or a Parent Subsidiaries) and (ii) the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

         SECTION 5.03. No Solicitation by Parent. (a) Parent, the Parent Subsidiaries, including Sub, and their respective Representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Parent Takeover Proposal (as defined in Section 5.03(e)) and, to the extent permitted by the applicable confidentiality or similar agreement, governing such activities, discussions or negotiations require any third parties to such activities, discussions or negotiations to return to Parent or to destroy all confidential information of Parent or any Parent Subsidiary. Parent shall not, nor shall it authorize or permit any Parent Subsidiary to, nor shall it authorize or permit any Representative of Parent or any Parent Subsidiary to,
(i) directly or indirectly solicit, initiate or encourage (including by way of furnishing information) the submission of, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably expected to lead, any Parent Takeover Proposal, (ii) enter into any Parent Acquisition Agreement (as defined in Section 5.03(b)) with respect to any


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                                                                              62

Parent Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that prior to receipt of Parent Shareholder Approval (the "Parent Applicable Period"), Parent may, to the extent required by the fiduciary obligations of the Parent Board to the shareholders of Parent under applicable Law, as determined in good faith by a majority of the members of the Parent Board after consultation with Parent's outside counsel, in response to a bona fide written Parent Takeover Proposal that is made by a person a majority of the members of the Parent Board determine, in good faith, after consultation with Parent's outside counsel and financial advisors, constitutes or is reasonably expected to result in a Superior Parent Proposal that was not solicited by Parent or its Representatives and that did not otherwise result from a breach or a deemed breach of this
Section 5.03(a), and subject to compliance with Section 5.03(c), (x) furnish information with respect to Parent to the person making such Parent Takeover Proposal pursuant to a confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02); provided that such confidentiality and standstill agreement may allow such party to submit to Parent a non-public proposal or offer relating to a Parent Takeover Proposal; and (y) participate in discussions with such person and its Representatives regarding any Parent Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.03(a) by Parent by including for all purposes of this Section 5.03(a), Section 5.03(b), Section 8.01(d) and Section 8.05(c); provided that Parent shall not be liable for any monetary damage on account of such deemed breach (for the avoidance of doubt, other than any fee due pursuant to Section 6.07(d)) so long as Parent or any Parent Subsidiary did not authorize or permit such violation.

         (b) Except as contemplated by this Section 5.03, neither the Parent Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Parent Takeover Proposal, (B) withdraw or modify, in a manner adverse to the Company, the recommendation to Parent's Shareholders by the Parent Board or such committee of the Share Issuance, the Charter Amendment or any other Transactions, (C) recommend that the shareholders of Parent reject the Share Issuance or the Charter Amendment or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 5.03(b)(i) being referred to herein as a "Parent Adverse Recommendation Change"), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any Parent Takeover Proposal,
(iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or adoption by the Parent Board or such committee of this Agreement, the Share Issuance, or the Charter Amendment, the Merger or any other Transactions, (iv) determine that the Share Issuance, or the Charter Amendment is no longer advisable to the extent such determination is necessary in order to validly submit the Share Issuance or the Charter Amendment to Parent shareholders at the Parent Shareholders Meeting or (v) cause or permit Parent to enter into any letter of


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                                                                              63

intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a "Parent Acquisition Agreement") related to any Parent Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with,
Section 5.03(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the Parent Applicable Period, the Parent Board may make a Parent Adverse Recommendation Change, if (x) a majority of the members of the Parent Board determines in good faith, after consulting with Parent's outside counsel and financial advisors, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary obligations of the Parent Board to the shareholders of Parent under applicable Law and (y)(1) the Parent Board has provided to the Company five business days prior written notice of its intent to effect a Parent Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Adverse Recommendation Change) and, if requested by the Company, negotiated in good faith with the Company during such five business day period regarding revisions to this Agreement that would avoid such Parent Adverse Recommendation Change and (2) the Company Board has provided to Parent advance written notice of such Company Adverse Recommendation Change immediately prior thereto.

         (c) Parent promptly (but in any event within 24 hours of such request for information or receipt of such Parent Takeover Proposal) shall advise the Company orally and in writing of any Parent Takeover Proposal or any inquiry with respect to or that could lead to any Parent Takeover Proposal, the identity of the person making any such Parent Takeover Proposal or inquiry and the principal terms and conditions of any such Parent Takeover Proposal or inquiry. Parent shall (i) keep the Company fully informed of the status including any change or proposed change to the terms of any such Parent Takeover Proposal or inquiry, (ii) provide to the Company as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Parent from any third party in connection with any Parent Takeover Proposal or sent or provided by Parent to any third party in connection with any Parent Takeover Proposal and (iii) provide Parent with advance written notice of any scheduled meeting of the Parent Board to discuss a Parent Takeover Proposal.

         (d) Nothing contained in this Section 5.03 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent's shareholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

         (e) For purposes of this Agreement:

              "Parent Takeover Proposal" means any bona fide proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Parent and the Parent

         Subsidiaries, taken as a whole (a "Parent Material Business"), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Parent or any Parent Subsidiary owning, operating or controlling a Parent Material Business (a "Parent Material Business Subsidiary"), (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Parent or any Parent Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any Parent Material Business Subsidiary as a result of which a third party or the shareholders of a third party would acquire 20% or more of the voting securities of Parent or such Parent Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or other Transactions solely among wholly owned subsidiaries of Parent.

              "Superior Parent Proposal" means any written a Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Parent's shareholders than the Merger and the other Transactions after taking into account, among other things:

         (1) all financial considerations and financial aspects of such Parent Takeover Proposal and the Merger and other Transactions contemplated hereby,

         (2) all strategic considerations, including whether such Parent Takeover Proposal is more favorable from a long-term strategic standpoint,

         (3) all legal and regulatory considerations of such Parent Takeover Proposal and the Merger and other Transactions,

         (4) the identity of the third party making such Parent Takeover
Proposal,

         (5) the conditions and likelihood of completion of such Parent Takeover Proposal as compared to the Merger and other Transactions contemplated (taking into account any necessary regulatory approvals),

         (6) whether such Parent Takeover Proposal is likely to impose material obligations on Parent (or the post-closing entity in which Parent shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

         (7) whether such Parent Takeover Proposal is subject to a financing condition and the likelihood of such Parent Takeover Proposal being financed, and

         (8) the payment of any Parent Termination Fee, if relevant,

provided that in the definition of "Parent Takeover Proposal" (x) all of the references to "20%" shall be deemed to be references to "50%," (y) the reference to "or any subsidiary of Parent owning, operating or controlling a Parent Material Business" shall be deemed to be


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                                                                              65

deleted and (z) all of the references to "Parent Material Business Subsidiary" shall be deemed to be deleted.

         (f) Except with respect to any third party making an unsolicited bona fide written Parent Takeover Proposal that does not result from a violation of
Section 5.03(a), during the period from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement,
(i) Parent shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Parent Subsidiary is a party (other than any involving Parent or Parent Subsidiary) and (ii) Parent agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Laws, the provisions of any such agreements.

                                   ARTICLE VI

                              Additional Agreements

         SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent's shareholders, in each as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Parent Common Stock and Parent Rights in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

         (b) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the


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                                                                              66

Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders and to Parent's shareholders.

         (c) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders and to Parent's shareholders.

         (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by
Section 5.02(b). Notwithstanding any Company Adverse Recommendation Change, the Company shall nevertheless submit this Agreement and the Merger to the shareholders of the Company for the purpose of obtaining the Company Shareholder Approval at the Company Shareholders Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

         (e) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of seeking the Parent Shareholder Approval. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, except to the extent that the Parent Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.03(b). Notwithstanding any Parent Adverse Recommendation Change, Parent shall nevertheless submit the Share Issuance and the Charter Amendment to the shareholders of Parent for the purpose of obtaining the Parent Shareholder Approval at the Parent Shareholders Meeting and nothing contained herein shall be deemed to relieve Parent of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

         (f) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters of Deloitte & Touche LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the


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                                                                              67


Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (g) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters of Deloitte & Touche LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         SECTION 6.02. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Energy, the PSCW, the ICC or any other Federal or state regulatory agency or commission and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold
(i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party's counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates), including without limitation information relating to such party's energy marketing operations in any overlapping territory. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated March 24, 2006 between the Company and Parent (the "Confidentiality Agreement").

         SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with


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                                                                              68

Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above. In connection with the foregoing, Parent and the Company agree that Parent shall have primary responsibility for the preparation and filing of all applications, filings or other materials with the PSCW, the ICC, the FCC, the FERC under Section 203 of the Power Act, any other Federal or state regulatory agency or commission, in each case with respect to the Transactions; provided, however, that the Company shall have the right to review and approve in advance drafts of all such applications, filings and other materials, including testimony and responses to discovery requests. In connection with and without limiting the foregoing, Parent, the Company, the Company Board and the Parent Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. Each of Parent and the Company shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the Transactions. Notwithstanding the foregoing, the Company and its Representatives and Parent and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b) or 5.03(b).

         (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (c) As used in Section 6.03(a), the term "reasonable best efforts" shall not require either party to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on such party's freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust,


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                                                                              69

competition or premerger notification, trade regulation law, regulation or order ("Antitrust Laws") or to the Company Required Statutory Approvals or Parent Required Statutory Approvals or to avoid the entry of any Order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents or commitments (i) that, individually or in the aggregate, have not had and would not reasonably be expected to (A) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole and (ii) that otherwise are consistent with the satisfaction of the conditions set forth in Section 7.01(c).

         SECTION 6.04. Company Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

              (i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock that remain subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by
         (B) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"). The adjustments provided in this Section 6.04 with respect to any Company Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code;

              (ii) adjust the terms of all outstanding Company SARs to provide that, from and after the Effective Time, each holder of a Company SAR shall be entitled to that number of stock appreciation rights with respect to Parent Common Stock ("Adjusted SARS") (rounded down to the nearest whole right), determined by multiplying the number of Company SARs held by such holder immediately prior to the Effective Time by the Exchange Ratio, at an exercise price with respect to each Adjusted SAR (rounded up to the nearest whole cent) equal to (A) the exercise price in effect with respect to the corresponding Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio;


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                                                                              70

              (iii) provide that, with respect to the ESPP, (A) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (B) each participant's outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering period using such date as the final price date for such offering period, and (C) the ESPP shall terminate immediately following such purchases of Company Common Stock;

              (iv) provide that the terms of the DDCP and any elections made thereunder by any participating director will be adjusted to provide that (A) each share equivalent credited to the account of a participating director and not paid to such director as a share of Company Common Stock as of the Effective Time will be, as of the Effective Time, converted into that number of share equivalents equal to the Exchange Ratio, which shall be paid to such participating director in shares of Parent Common Stock on the same schedule as provided in such participating director's election and (B) the number of share equivalents credited to the account of a participating director following the Effective Time (whether pursuant to an election existing prior to the Effective Time or pursuant to an election made following the Effective Time) will be determined as set forth in the DDCP, provided that all references in the DDCP to Company Common Stock will become references to Parent Common Stock.

              (v) ensure that, after the Effective Time, no holder of an Adjusted Option (or former holder of a Company Stock Option) or an Adjusted SAR (or former holder of a Company SAR) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including "phantom" stock or stock appreciation rights); and

              (vi) ensure that the conversion pursuant to Section 2.01 of Common Capital Stock held by any director or officer of the Company, and the conversion pursuant to this Section 6.04 of Company Stock Options into Adjusted Options or of Company SARs into Adjusted SARs held by any director or officer of the Company, will be eligible for exemption under Rule 16b-3(e).

         (b) Promptly following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Adjusted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or


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                                                                              71

registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

         SECTION 6.05. Benefit Plans. (a) For a period of one year after the Effective Time, Parent shall provide benefits to employees of the Company and the Company Subsidiaries that are substantially comparable in the aggregate to those in effect for such employees on the date of this Agreement.

         (b) With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary in which employees of the Company or any Company Subsidiary participate after the Effective Time, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits. For the avoidance of doubt, no employee of the Company or any Company Subsidiary will be entitled to receive benefits or credits under formulae applicable to employees of Parent or any Parent Subsidiary hired prior to January 1, 2001.

         (c) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time to the extent such amounts were so recognized under the comparable Company welfare benefit plan immediately prior to the Effective Time.

         SECTION 6.06. Indemnification. (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or fiduciaries under the Company Benefit Plans currently indemnified by the Company and the Company Subsidiaries (each an "Indemnified Party") as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, shall survive the Merger and, subject to applicable Law, shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, Indemnified Persons who become directors, officers or fiduciaries under benefit plans of Parent will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of Parent.


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                                                                              72

         (b) Parent shall cause to be maintained for a period of not less than six years from the Effective Time either (i) the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for Indemnified Persons on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the "Maximum Premium") or (ii) D&O Insurance with an insurer substantially comparable, to the insurer under the D&O Insurance provided to Indemnified Persons as of the date of this Agreement, of at least the same coverage and amounts and containing terms and conditions no less advantageous to the Indemnified Persons; provided that the annualized premium for such D&O Insurance does not exceed the Maximum Premium, in which case, Parent will obtain the most favorable D&O Insurance available for the Maximum Premium. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $2.9 million.

         SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

         (b) The Company shall pay to Parent a fee of $45 million if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(d); or (iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), or
Section 8.01(c) and prior to such termination (or, in the case of any termination following a failure to obtain the Company Shareholder Approval, prior to or at the time of the shareholder meeting at which such failure occurred), any person makes a Company Takeover Proposal, which has not been withdrawn (x) in the case of any termination following a failure to obtain the Company Shareholder Approval, at least 10 business days prior to such shareholder meeting and (y) in the case of any termination pursuant to Section 8.01(b)(i) at least 30 days prior to the Outside Date, and (B) at or within twelve (12) months of the date of the termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Company Takeover Proposal. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the earlier of the date of the consummation of such Company Takeover Proposal or the date of execution of such definitive agreement, and shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 6.07(c).


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                                                                              73

         (c) The Company shall reimburse Parent and Sub for all their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a limit of $15 million, if this Agreement is terminated pursuant to Section 8.01(b)(iii) (and prior to the Company Shareholder Meeting at which the Company Shareholder Approval was not obtained relating to such termination, any person has made a Company Takeover Proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or Section 8.01(c), and up to a limit of $5 million, if this Agreement is terminated pursuant to Section 8.01(b)(iii) (if no such Company Takeover Proposal has been made or was so withdrawn). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 6.07(c) if the Company has previously made any payment due under Section 6.07(b).

         (d) Parent shall pay to the Company a fee of $45 million if: (i) Parent terminates this Agreement pursuant to Section 8.01(h), (ii) the Company terminates this Agreement pursuant to Section 8.01(g); or (iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iv), or
Section 8.01(e) and prior to such termination (or, in the case of any termination following a failure to obtain the Parent Shareholder Approval, prior to or at the time of the shareholder meeting at which such failure occurred), any person makes a Parent Takeover Proposal, which has not been withdrawn (x) in the case of any termination following a failure to obtain the Parent Shareholder Approval, at least 10 business days prior to such shareholder meeting and (y) in the case of any termination pursuant to Section 8.01(b)(i) at least 30 days prior to the Outside Date, and (B) at or within twelve (12) months of the date of the termination, Parent enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Parent Takeover Proposal. Any fee due under this Section 6.07(d) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the earlier of the date of the consummation of such Parent Takeover Proposal or the date of execution of such definitive agreement, and shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 6.07(e).

         (e) Parent shall reimburse the Company for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a limit of $15 million, if this Agreement is terminated pursuant to Section 8.01(b)(iv) (and prior to the Parent Shareholder Meeting at which the Parent Shareholder Approval was not obtained relating to such termination, any person has made a Parent Takeover Proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or
Section 8.01(e) and up to a limit of $5 million, if this Agreement is terminated pursuant to Section 8.01(b)(iv) (if no such Parent Takeover Proposal has been made or was so withdrawn). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this
Section 6.07(e) if Parent has previously made any payment due under Section 6.07(d).

         SECTION 6.08. Public Announcements. Other than with respect to any action taken pursuant to Section 5.02(b) or 5.03(b), Parent and Sub, on the one hand, and


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                                                                              74

the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the party on which such Tax is imposed under applicable Law, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including, if applicable, supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns. If applicable, prior to the Effective Time, the Company and Parent shall mutually agree upon the portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and the Company Subsidiaries in New York State, and Company, Sub, Parent and the Surviving Company shall not take any positions that are inconsistent with or contrary to such allocation.

         SECTION 6.10. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Shareholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

         SECTION 6.11. Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         SECTION 6.12. Parent Rights Agreement; Consequences if Rights Triggered. The Parent Board shall take all further action (in addition to that referred to in Section 4.05(c)) requested in writing by the Company in order to render the Parent Rights inapplicable to the Merger and the other Transactions and shall take all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common Stock upon consummation of the Merger pursuant to Article II. If any Distribution Date or Triggering Event occurs under the Parent Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Parent Board shall take such actions as are necessary and permitted under the Parent Rights Agreement to provide that Rights Certificates representing an appropriate number of Parent Rights are issued to the Company's shareholders who receive Parent Common Stock pursuant to the Merger. If Parent is not permitted under the Parent Rights Agreement to provide Rights Certificates to such Company shareholders, the


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                                                                              75


Company and Parent shall make such adjustment to the Exchange Ratio as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

         SECTION 6.13. Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. This Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of LeBoeuf, Lamb, Greene & MacRae LLP and Cravath, Swaine & Moore LLP to the effect that the Merger will be treated for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For tax purposes, each party and its affiliates will report the Merger in a manner consistent with this Section. For purposes of the tax opinions described in Sections 7.02(d) and 7.03(d) of this Agreement, each of Parent and the Company shall provide customary representations to LeBoeuf, Lamb, Greene & MacRae LLP and Cravath, Swaine & Moore LLP as each such counsel reasonably deems relevant, necessary and satisfactory, including such representations and warranties set forth on certificates of officers of Parent, the Company and any of their respective subsidiaries, each dated on or about the date that is two business days prior to the date the Joint Proxy Statement is mailed to the shareholders of Parent and the Company and reissued in the same form as of the Closing Date. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

         SECTION 6.14. Board of Directors and Related Matters. (a) Board of Directors. The Parent Board shall take such action as may be necessary to cause at the Effective Time:

              (i) the number of directors comprising the full Parent Board to be 16 persons;

              (ii) of the directors comprising the Parent Board, nine (9) to be designated by Parent and seven (7) to be designated by the Company;

              (iii) Mr. James Boris to be the non-executive Chairman of the Parent Board; and

              (iv) the Parent By-Laws to be amended as provided in Exhibit B.

         Other than Mr. Weyers, all directors designated pursuant to this
Section 6.14 shall meet the independence standards of the listing standards of the NYSE. Notwithstanding the foregoing, if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the respective party which designated such person shall


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                                                                              76

designate another person to serve in such person's stead. The Parent Board shall take such action as may be necessary to cause there to be an Executive Committee of the Parent Board at the Effective Time consisting of four directors, with Parent and the Company each designating one director to such committee and the Chief Executive Officer and non-executive Chairman of the Parent Board comprising the other two members of such committee. The Parent Board shall also take such action as may be necessary to cause the Audit Committee, the Compensation Committee, the Governance Committee and the Financial Committee of the Parent Board at the Effective Time each to be comprised directors selected by Parent and the Company respectively in approximately a nine to seven ratio (the ratio of directors on the Parent Board set forth in Section 6.14(a)(ii) above). For example, for a committee of three directors, Parent shall select two of the initial directors and the Company shall select one; for a committee of four directors, Parent shall select two of the initial directors and the Company shall select two; and for a committee of five directors, Parent shall select three of the initial directors and the Company shall select two.

         (b) Company Officers. At the Effective Time, Mr. Weyers shall hold the position of President and Chief Executive Officer.

         (c) Post-Merger Operations. Immediately following the Effective Time, Parent shall conduct its operations in accordance with the following:

              (i) Parent shall establish its headquarters in Chicago, Illinois;

              (ii) the headquarters of Parent's unregulated energy marketing businesses, including WPS Energy Services, Inc., shall be located in Green Bay, Wisconsin; and

              (iii) the headquarters of the utilities businesses will be located in the same place as immediately prior to the Effective Time.

         SECTION 6.15. Dividends. (a) Coordination of Dividends. Each of Parent and Company shall coordinate with the other regarding the declaration and payment of dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of Parent and Company that no holder of Parent Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Parent Common Stock or Company Common Stock, as the case may be, and/or any shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger. For the avoidance of doubt, it is the parties' intent that (i) the first quarterly dividend paid to the holders of the Parent Common Stock (including former holders of Company Common Stock) following the Effective Time shall be paid in accordance with the policy described in Section 6.15(b), with effect from the Closing Date, and (ii) the parties accordingly shall coordinate their declaration and payment of dividends prior to the Effective Time and Parent shall coordinate the declaration and payment of its dividends after the Effective time to achieve such intent.


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                                                                              77

         (b) Dividends after the Effective Time. Parent shall adopt a dividend policy immediately after the Effective Time, and in no event later than the first record date for the payment of dividends after the Closing Date, providing for a quarterly dividend of $0.66 per share of Parent Common Stock, but this policy will be evaluated over time as future business needs dictate.

         SECTION 6.16. Transition Committee. As promptly as practicable after the date hereof, Parent and Company shall establish a transition planning committee (the "Transition Committee") consisting of five individuals, three of whom will be designated by Parent and two of whom shall be designated by Company. Mr. Weyers shall be one of the members of the Transition Committee designated by Parent and shall be the chairman of the Transition Committee. The activities of the Transition Committee shall include:

         (a) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals and other matters as the Transition Committee deems appropriate; and

         (b) the evaluation of the appropriate manner in which to organize and manage the businesses, operations and assets of Parent and Surviving Corporation after the Effective Time.

                                  ARTICLE VII

                              Conditions Precedent

         SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval, and Parent shall have obtained the Parent Shareholder Approval.

         (b) Listing. The shares of Parent Company Stock issuable to the Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

         (c) Antitrust/Statutory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below); such Final Orders shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have (x) a material adverse effect on the business, properties, condition (financial or otherwise)


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                                                                              78

or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (y) a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; the Merger and any related affiliated interest agreements shall have been approved by the ICC, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Illinois of the Surviving Corporation and its subsidiaries taken as a whole; and the Merger, if applicable, and any related affiliated interest agreements shall have been approved by the PSCW, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Wisconsin of Parent and the Parent Subsidiaries taken as a whole. A "Final Order" means action by the relevant Governmental Entity that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired, and as to which all conditions to the consummation of such Transactions prescribed by Law, regulation or order have been satisfied. For purposes of this Section 7.01(c),"regulatory prospects" means the ability of the Company's or Parent's respective public utility subsidiaries to recover and to be authorized to earn a reasonable rate of return on their prudently incurred capital investment in accordance with ratemaking laws, regulations and practices in the State of Illinois or the State of Wisconsin, as the case may be, in effect as of the Effective Time.

         (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

         (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent Common Stock and Parent Rights pursuant to the Merger.

         SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of the Company in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, other than where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or "Company Material Adverse Effect"


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                                                                              79

set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Company Certifying Officers to such effect.

         (ii) The representations and warranties of Company set forth in Sections 3.01(a), 3.03 and 3.04 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to the materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Company Certifying Officers to such effect.

         (c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

         (d) Tax Opinion. Parent shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary assumptions as set forth in such opinion and customary representations as counsel to Parent reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective subsidiaries.

         (e) Dissenting Shares. The number of Company Dissenting Shares shall not exceed 10% of the outstanding Company Common Stock at the Closing.

         SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of Parent in this Agreement shall be true and correct, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), in each case, other than where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or "Parent Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Parent Certifying Officers to such effect.

         (ii) The representations and warranties of Parent set forth in Sections 4.01(a), 4.03 and 4.04 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Parent Certifying Officers to such effect.

         (c) Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

         (d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from LeBoeuf, Lamb, Greene & MacRae LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary assumptions as set forth in such opinion and customary representations as counsel to the Company reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective subsidiaries.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

         SECTION 8.01. ...Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval:

         (a) by mutual written consent of Parent, Sub and the Company;

         (b) by either Parent or the Company:

              (i) if the Merger is not consummated on or before July 8, 2007, subject to extension as provided below (the "Outside Date"), unless the failure to consummate the Merger is the result of breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that (x) the Company may extend such date to January 8, 2008 if at the initial Outside Date the only condition in Sections 7.01 and
         7.02 not satisfied or waived by Parent (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 7.01(c) and (y) Parent may extend such date to January 8, 2008 if at the initial Outside Date the only condition in Sections 7.01 and 7.03 not satisfied or waived by the Company (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 7.01(c);

              (ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

              (iii) if, at a duly held shareholders meeting of the Company or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained; or

              (iv) if, at a duly held shareholders meeting of Parent or any adjournment thereof at which the Parent Shareholder Approval is voted upon, the Parent Shareholder Approval shall not have been obtained;

         (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

         (d) by Parent, if there is a Company Adverse Recommendation Change or the Company Board or any committee thereof fails to recommend to the


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                                                                              82

    Company's shareholders that they give the Company Shareholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal;

         (e) by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement);

         (f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein;

         (g) by the Company, if there is a Parent Adverse Recommendation Change or the Parent Board or any committee thereof fails to recommend to Parent's shareholders that they give the Parent Shareholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Parent Takeover Proposal;

         (h) by Parent prior to receipt of the Parent Shareholder Approval in accordance with Section 8.05(c); provided, however, that Parent shall have complied with all provisions thereof, including the notice provisions therein.

         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.14, the last sentence of Section 6.02, Section 6.07, this
Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 8.04, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the Company.

         (b) The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Superior Company Proposal,
(ii) in light of such Superior Company Proposal a majority of the members of the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger or accept a Company Superior Proposal in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the members of the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company and its Representatives are in compliance with Section 5.02, (vi) the Company has previously paid or concurrently pays the fee due under Section 6.07, and (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal. Acceptance by Parent of the fee due under Section
6.07 shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(f) and this Section 8.05(b).

         (c) Parent may terminate this Agreement pursuant to Section 8.01(h) only if (i) the Parent Board has received a Superior Parent Proposal, (ii) in light of such Superior Parent Proposal a majority of the members of the Parent Board has determined in good faith, after consultation with outside counsel, that it is necessary for the Parent Board to withdraw or modify its approval or recommendation of this Agreement, the Merger, the Share Issuance or the Charter Amendment or accept a Parent Superior Proposal in order to comply with its fiduciary duty under applicable Law, (iii) Parent has notified the Company in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by the Company of the notice referred to in clause (iii) above, and taking into account any revised proposal made by the Company since receipt of the notice referred to in clause (iii) above, such Superior Parent Proposal remains a Superior Parent Proposal and a majority of the members of the Parent Board has again made the determinations referred to in clause (ii) above, (v) Parent and its Representatives are in compliance with Section 5.03, (vi) Parent has previously paid or concurrently pays the fee due under Section 6.07 and (vii) the Parent Board concurrently approves, and Parent concurrently enters into, a definitive agreement providing for the implementation of such Superior Parent Proposal. Acceptance by the Company of the fee due under Section 6.07 shall constitute acceptance by the Company of the validity of any termination of this Agreement under Section 8.01(h) and this Section 8.05(c).

                                   ARTICLE IX

                               General Provisions

         SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Sub, to

                 WPS Resources Corporation
                 700 North Adams Street, P. O. Box 19001
                 Green Bay, WI 54307-9001

                 Attention: Barth J. Wolf

                 with a copy to:

                 Cravath, Swaine & Moore LLP
                 Worldwide Plaza
                 825 Eighth Avenue
                 New York, NY 10019-7475

                 Attention:  Richard Hall
                 Thomas E. Dunn
                  with a copy to:

                  Foley & Lardner LLP
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin  53202-5367

                  Attention:  Allen W. Williams, Jr.

         (b) if to the Company, to

                 Peoples Energy Corporation
                 130 East Randolph Drive, 24th Floor
                 Chicago, Illinois   60601-6207

                 Attention: Theodore R. Tezlaff and Peter H. Kauffman

                 with a copy to:

                 LeBoeuf, Lamb, Greene & MacRae LLP
                 125 West 55th Street
                 New York, NY   10019

                 Attention: William S. Lamb
                            Sheri E. Bloomberg

         SECTION 9.03. Definitions. For purposes of this Agreement:

         An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "knowledge" of a party shall mean the actual knowledge of its executive officers.

         A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

         A "Significant Company Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         A "Significant Parent Subsidiary" means Sub and any subsidiary of Parent that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of
Article II shall be enforceable by holders of Certificates.

         SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with (a) the Laws of the State of Wisconsin, with respect to matters, issues and questions relating to the fiduciary duties of the board of directors and officers of Parent and other matters to which the Laws of the State of Wisconsin are mandatorily applicable, (b) the Laws of the State of Illinois with respect to matters, issues and questions relating to the fiduciary duties of the board of directors and officers of the Company and other matters to which the Laws of the State of Illinois are mandatorily applicable, and (c) the Laws of the State of New York with respect to all other matters, issues and questions regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.

         SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the Borough of Manhattan in The City of New York, this being in addition to any other remedy of any kind to which they are entitled at law or in equity (and all such remedies shall be cumulative). In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or the Federal court located in the Borough of Manhattan in The City of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a New York state court or a Federal court sitting in the Borough of Manhattan in The City of New York and
(d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.



                          WPS RESOURCES CORPORATION


Date: July 10, 2006       By: /s/ LARRY L. WEYERS
                          Name: Larry L. Weyers
                          Title: Chairman, President and Chief Executive Officer


                          WEDGE ACQUISITION CORP.


Date: July 10, 2006       By: /s/ LARRY L. WEYERS
                          Name: Larry L. Weyers
                          Title: President


                          PEOPLES ENERGY CORPORATION


Date: July 10, 2006       By: /s/ THOMAS M. PATRICK
                          Name: Thomas M. Patrick
                          Title: Chairman, President and Chief Executive Officer

                                                                       EXHIBIT A

                                     BYLAWS

                                       OF

                             WEDGE ACQUISITION CORP.

                            (an Illinois corporation)



                                    ARTICLE I

                                  SHAREHOLDERS

         SECTION 1.1 ANNUAL MEETING. The annual meeting of the shareholders shall be held on or before the last business day of the anniversary month of the filing of the corporation's Articles of Incorporation, beginning in the year 2007, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

         SECTION 1.2 SPECIAL MEETINGS. Special meetings of the shareholders may be called by the president, by the board of directors or by the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote on the matter for which the meeting is called.

         SECTION 1.3 PLACE OF MEETING. Meetings of shareholders may be held at such place, either within or without the State of incorporation, as may be designated in the notice or waiver of notice of the meeting. If no designation is made, the place of the meeting shall be the principal office of the corporation.

         SECTION 1.4 NOTICE AND WAIVER OF NOTICE. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 nor more than 60 days before the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the shareholder at the shareholder's address as it appears on the records of the corporation, with postage thereon prepaid. Whenever any notice whatever is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute waiver of notice thereof unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

         SECTION 1.5 CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors of the corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days and, for a meeting of shareholders, not less than 10 days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 days, immediately preceding such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

         SECTION 1.6 VOTING OF SHARES. Unless otherwise provided in the Articles of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

         SECTION 1.7 QUORUM AND REQUIRED VOTE. Unless otherwise provided in the Articles of Incorporation, a majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders; provided, that if less than a quorum is present, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by law or the Articles of Incorporation.

         SECTION 1.8 PROXIES. A shareholder may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form and delivering it to the person so appointed. Unless the appointment of a proxy contains an express limitation on the proxy's authority, a corporation may accept the proxy's vote or other action as that of the shareholder making the appointment.

         No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in this Section. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or by attendance at the meeting and voting in person by the person executing the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

         SECTION 1.9 INFORMAL ACTION BY SHAREHOLDERS. Unless otherwise provided in the Articles of Incorporation, any action required to be taken at any annual or special meeting of the shareholders of the corporation, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed (i) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (ii) by all of the shareholders entitled to vote with respect to the subject matter thereof. If such consent is signed by less than all of the shareholders entitled to vote on the action which is the subject of the consent, then such consent shall become effective only if at least 5 days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof and, after the effective date of consent, prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be delivered in writing to those shareholders who have not consented in writing.

         SECTION 1.10 VOTING OF SHARES BY CERTAIN HOLDERS. Shares registered in the name of a deceased person, a minor ward or an incompetent person, may be voted by such person's administrator, executor, court appointed guardian or conservator either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares standing in the name of a trustee may be voted by such trustee either in person or by proxy.

         Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into such receiver's name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

         A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

         SECTION 1.11 VOTING TRUST AGREEMENTS. Any number of shareholders of the corporation may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares, for a period not to exceed 10 years, by entering into a written voting trust agreement specifying the terms and conditions of the voting trust, and by transferring their shares to such trustee or trustees for the purposes of the agreement. Any such trust agreement shall not become effective until a counterpart of the agreement is deposited with the corporation at its registered office. The counterpart of the voting trust agreement so deposited with the corporation shall be subject to the same right of examination by a shareholder of the corporation, in person or by agent or attorney, as is the record of shareholders of the corporation, and shall be subject to examination by any holder of a beneficial interest in the voting trust, either in person or by agent or attorney, at any reasonable time for any proper purpose.

         SECTION 1.12 CORPORATE RECORDS; EXAMINATION BY SHAREHOLDERS. The corporation shall keep correct and complete books and records of account and minutes of the proceedings of its shareholders and board of directors and committees thereof. The corporation shall also keep at its principal place of business, or at its agent's place of business, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each.

         Any person who is a shareholder of record shall have the right to examine, in person or by agent, at any reasonable time or times, the corporation's books and records of account, minutes, voting trust agreements filed with the corporation and record of shareholders, and to make extracts therefrom but only for a proper purpose. In order to exercise this right, a shareholder must make written demand upon the corporation, stating with particularity the records sought to be examined and the purpose therefor.

                                   ARTICLE II

                                    DIRECTORS

         SECTION 2.1 GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the direction of its board of directors.

         SECTION 2.2 NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be no less than one (1). Each director shall hold office until the next annual meeting of shareholders and until such director's successor shall have been duly elected and qualified. Unless the laws of the State of incorporation, the corporation's charter and amendments thereto, or these Bylaws otherwise provide, directors need not be residents of the State of incorporation or shareholders of the corporation. The number of directors may be increased or decreased from time to time by amendment to these Bylaws. A decrease in the number of directors does not shorten an incumbent director's term.

         SECTION 2.3 REGULAR MEETINGS. A regular annual meeting of the board of directors shall be held without other notice than this Bylaw, immediately after and at the same place as the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, at any reasonable location, for the holding of additional regular meetings without other notice than such resolution.

         SECTION 2.4 SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the president or any director. The person or persons authorized to call special meetings of the board of directors may fix any reasonable place as the place for holding any special meeting of the board of directors called by them.

         SECTION 2.5 INFORMAL ACTION BY DIRECTORS. Unless specifically prohibited by the Articles of Incorporation, any action required to be taken at a meeting of the board of directors of the corporation, or any other action which may be taken at a meeting of the board of directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be.

         The consent shall be evidenced by one or more written approvals, each of which sets forth the action taken and bears the signature of one or more directors. All the approvals evidencing the consent shall be delivered to the secretary to be filed in the corporate records. The action taken shall be effective when all the directors have approved the consent unless the consent specifies a different effective date.

         SECTION 2.6 NOTICE AND WAIVER OF NOTICE. Notice of any special meeting shall be given to each director at least two (2) full days prior thereto by written notice delivered in person or delivered, to an address, facsimile number or e-mail account previously provided in writing to the Secretary of the corporation, by United States mail, overnight courier service, messenger, facsimile, electronic mail, or telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope with postage thereon prepaid. If notice is given by overnight courier service or messenger, such notice shall be deemed to be delivered when it is received for delivery by the overnight courier service or messenger. If notice is given by facsimile or electronic mail, such notice shall be deemed to be delivered when the fax or e-mail is sent to the correct fax number or e-mail address. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 2.7 QUORUM. A majority of the board of directors fixed by these Bylaws shall constitute a quorum for the transaction of business at any meeting of the board of directors provided that, if less than a majority of the directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

         SECTION 2.8 MANNER OF ACTING. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless a greater number is required by law, the Articles of Incorporation or these Bylaws.

         SECTION 2.9 REMOVAL OF DIRECTORS. One or more of the directors may be removed, with or without cause, at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors; provided that no director shall be removed at a meeting of shareholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors named in the notice.

         SECTION 2.10 RESIGNATION OF DIRECTORS. A director may resign at any time by giving written notice to the board of directors, its chairman, or to the president or secretary of the corporation. A resignation is effective when the notice is given unless the notice specifies a future date. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

         SECTION 2.11 VACANCIES. Any vacancy occurring in the board of directors or a directorship to be filled by reason of an increase in the number of directors may be filled by election at any annual meeting of shareholders or at a special meeting of shareholders called for that purpose; provided, however, that in the event of a vacancy or vacancies arising between meetings of the shareholders by reason of an increase in the number of directors or otherwise, the board of directors may fill such vacancy. A director elected by the shareholders to fill a vacancy shall hold office for the balance of the term for which such director was elected. A director appointed by the board of directors to fill a vacancy shall serve until the next annual meeting of shareholders at which directors are to be elected.

         SECTION 2.12 COMMITTEES. A majority of the directors may create one or more committees and appoint members of the board to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the board.

         Unless the appointment by the board of directors requires a greater number, a majority of any committee shall constitute a quorum and a majority of a quorum is necessary for committee action. A committee may act by unanimous consent in writing without a meeting and, subject to the provisions of these Bylaws or action by the board of directors, the committee by majority vote of its members shall determine the time and place of meetings and the notice required therefor.

         To the extent specified by the board of directors or in the Articles of Incorporation or these Bylaws, each committee may exercise the authority of the board of directors; provided, however, that a committee may not:

                 (a)      authorize distributions;

                 (b) approve or recommend to shareholders any act required by law to be approved by shareholders;

                 (c) fill vacancies on the board or on any of its committees;

                 (d) elect or remove officers or fix the compensation of any member of the committee;

                 (e)      adopt, amend or repeal the Bylaws;

                 (f) approve a plan of merger not requiring shareholder approval;

                 (g) authorize or approve reacquisition of shares, except according to a general formula or method prescribed by the board;

                 (h) authorize or approve the issuance or sale, or contract for sale, of shares or determine the designation and relative rights, preferences and limitations of a series of shares, except that the board may direct a committee to fix the specific terms of the issuance or sale or contract for sale or the number of shares to be allocated to particular employees under an employee benefit plan; or

                 (i) amend, alter, repeal or take action inconsistent with any resolution or action of the board of directors when the resolution or action of the board of directors provides by its terms that it shall not be amended, altered or repealed by action of a committee.

         SECTION 2.13 COMMUNICATIONS EQUIPMENT. Unless specifically prohibited by the Articles of Incorporation, members of the board of directors or of any committee of the board of directors may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

         SECTION 2.14 COMPENSATION. The affirmative vote of a majority of directors then in office shall be required to fix the compensation of the directors, which compensation shall be reasonable. No director shall be precluded from serving the corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE III

                                    OFFICERS

         SECTION 3.1 NUMBER. The Board of Directors shall elect such officers as are required by law and such additional officers as it from time to time may determine. Any two or more offices may be held by the same person.

         SECTION 3.2 ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the board of directors at the regular meeting of the board of directors held immediately after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until the next annual meeting of directors and until such officer's successor shall have been duly elected and shall have qualified or until such officer's earlier death, resignation or removal.

         SECTION 3.3 REMOVAL. Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights.

         SECTION 3.4 CHAIRMAN OF THE BOARD. The chairman, if one is elected, shall be the chief executive officer of the corporation. Subject to the direction of the board of directors, the chairman shall have general charge over the business affairs and policies of the corporation. The chairman may sign and execute all instruments in the name of the corporation. The chairman shall preside at all meetings of the shareholders and of the board of directors. In the absence or disability of the president or the president's refusal to perform the president's functions, the chairman shall be vested with the powers and shall perform the duties of the president. The chairman may delegate any of the chairman's powers or functions to any officers of the corporation. The chairman shall be a member of the board of directors.

         SECTION 3.5 PRESIDENT. The president shall be the chief operating officer of the corporation and, if no chairman is elected, the chief executive officer of the corporation. Subject to the control of the board of directors, the president shall have general and active management of the day-to-day business of the corporation. The president may sign and execute all instruments in the name of the corporation. In the absence of the chairman, or if no chairman is elected, the president shall perform the duties of and shall be vested with all the powers of the chairman.

         SECTION 3.6 THE VICE PRESIDENTS. In the absence of the president or in the event of the president's inability or refusal to act, the vice president, if one is elected, or in the event there are more than one vice president, the vice presidents in the order designated by the board of directors or if no such designation has been made, then in the order of their election, shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may sign all instruments in the name of the corporation and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the board of directors.

         SECTION 3.7 TREASURER. The treasurer, if one is elected, shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such money in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Article IV of these Bylaws; and
(b) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the treasurer by the president, or by the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of the treasurer's duties in such sum and with such surety or sureties as the board of directors shall determine.

         SECTION 3.8 THE SECRETARY. The secretary shall: (a) keep the minutes of the shareholders' and of the board of directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issuance thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) sign with the chairman of the board, the president, or a vice president, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of secretary or such other duties as from time to time may be assigned by the president or by the board of directors.

         SECTION 3.9 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The assistant treasurers and assistant secretaries, if selected by the board of directors, shall hold office for such period as the board of directors may prescribe. The assistant treasurers shall, respectively, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors shall determine. The assistant secretaries may sign with the chairman of the board, the president or a vice president, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the board of directors. The assistant treasurers and assistant secretaries, in general, shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the president or the board of directors.

         SECTION 3.10 OTHER OFFICERS, ASSISTANT OFFICERS AND AGENTS. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

         SECTION 3.11 COMPENSATION. Compensation of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director of the corporation. If an officer is also a director, then the affirmative vote of a majority of directors then in office shall be required to fix said officer's compensation.

                                   ARTICLE IV

                      CONTRACTS, LOANS, CHECKS AND DEPOSITS

         SECTION 4.1 CONTRACTS. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

         SECTION 4.2 LOANS. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

         SECTION 4.3 CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

         SECTION 4.4 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

                                    ARTICLE V

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

         SECTION 5.1 CERTIFICATES FOR SHARES. Certificates representing shares of the corporation shall be in such form as may be determined by the board of directors; provided that:

                 (a)     each certificate representing the shares shall state:

                         (1)      the corporation's State of incorporation;

                         (2) the name of the person or persons to whom issued; and

                         (3) the number and class of shares, and the designation of the series, if any, which such certificate represents; and

                 (b) if the Articles of Incorporation authorize the corporation to issue shares of more than one class, each certificate representing such shares may have, or will have if required by the laws of the State of incorporation, set forth upon its face or back;

                         (1) a full summary or statement of all of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of each class authorized to be issued; and, if the Articles of Incorporation authorize the corporation to issue preferred or special class in series, the variations in the relative rights and preferences between the shares of such series so far as the same have been fixed and determined and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series; or

                         (2) a notation that such statement, in full, will be furnished to any shareholder upon request and without charge.

         Such certificate shall be signed by the chairman of the board, the president or a vice president and by the secretary or an assistant secretary, and may be sealed with the seal or a facsimile of the seal of the corporation, if the corporation uses a seal. If a certificate is countersigned by a transfer agent or registrar, other than the corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimiles. No certificate shall be issued for any share until such share is fully paid.

         SECTION 5.2 UNCERTIFICATED SHARES. Unless otherwise provided by the Articles of Incorporation, the board of directors may provide by resolution that some or all of any or all classes and series of its shares shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing all of the information required to be set forth on certificates pursuant to Section 5.1 of this Article.

         SECTION 5.3 TRANSFERS OF SHARES. Transfers of shares of the corporation shall be made only on the books of the corporation by the registered holder thereof or by such holder's attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation. In addition, in the case of transfers of shares represented by certificates, transfers shall be made upon the books of the corporation only upon surrender to the corporation of the certificates representing the number of shares to be transferred except that in the case of a lost, destroyed or mutilated certificate, a transfer may be made upon such terms and indemnification of the corporation as the board of directors may prescribe. Regardless of whether shares are represented by certificates or are uncertificated, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.

                                   ARTICLE VI

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND AGENTS

         SECTION 6.1 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The corporation shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         SECTION 6.2 ADVANCEMENT OF EXPENSES TO DIRECTORS, OFFICERS AND EMPLOYEES. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.

         SECTION 6.3 INDEMNIFICATION AND ADVANCEMENT OF EXPENSES TO AGENTS. The board of directors may, by resolution, extend the provisions of this Article VI regarding indemnification and the advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact he or she is or was an agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         SECTION 6.4 RIGHTS NOT EXCLUSIVE. The rights provided by or granted under this Article VI are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

         SECTION 6.5 CONTINUING RIGHTS. The indemnification and advancement of expenses provided by or granted under this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

                                   ARTICLE VII

                                   FISCAL YEAR

         SECTION 7.1 The fiscal year of the corporation shall begin on the first day of January and end on the last day of December of each year.

                                  ARTICLE VIII

                                      SEAL

         SECTION 8.1 The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation, the words "Corporate Seal", and the name of the State of incorporation.

                                   ARTICLE IX

                                   AMENDMENTS

         SECTION 9.1 Unless the power to make, alter, amend or repeal the Bylaws is reserved to the shareholders by the Articles of Incorporation, these Bylaws may be altered, amended or repealed at any meeting of the shareholders or of the board of directors; provided, however, that no Bylaws amended by the shareholders may be altered, amended, or repealed by the board of directors.

                                    ARTICLE X

                                 SCOPE OF BYLAWS

         SECTION 10.1 These Bylaws govern the regulation and management of the corporation's affairs to the extent they are consistent with applicable law and the Articles of Incorporation. To the extent of any inconsistency, applicable law and the Articles of Incorporation shall govern the corporation's affairs.

                                                                       EXHIBIT B

                            WPS RESOURCES CORPORATION

                                     BY-LAWS

                            AS IN EFFECT AT ________

                               ARTICLE I. OFFICES

1.       Principal Office

         The principal office of the Corporation in the State of Wisconsin shall be in the City of Green Bay. The Corporation may also have offices at such other places, within and outside of the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require.

2.       Registered Office

         The Board of Directors shall designate the registered office of the Corporation and may change such registered office by resolution.


                            ARTICLE II. SHAREHOLDERS

1.       Annual Meeting

         The annual meeting of the shareholders ("Annual Meeting") shall be held each year not later than the fourth Tuesday in May, at such time or on such day as may be designated by resolution of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

2.       Purposes of Annual Meeting

         At each Annual Meeting, the shareholders shall elect the number of directors equal to the number of directors in the class whose term expires at the time of such Annual Meeting and transact such other business as may properly come before the Annual Meeting in accordance with Section 14 of Article II of these By-laws. If the election of directors shall not be held on the date fixed as herein provided, for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a "Special Meeting") as soon thereafter as is practicable.

3.       Special Meetings

         a. A Special Meeting may be called only by (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the President or (iv) the Secretary and shall be called by the Chairman of the Board, the President or the Secretary upon the demand, in accordance with this Section 3, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

         b. In order that the Corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the Corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in paragraph (a) (ii) of Section 14 of this Article II.

         c. In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the Corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the

                  Corporation pursuant to paragraph (b) of this Section 3), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the Corporation's books, of each shareholder signing such demand and the class and number of shares of the Corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within seventy days after the Demand Record Date.

         d. The Corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 3, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

                  (i) "Affiliate" of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

                  (ii) "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (iii) "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (iv) "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

                  (v) "Solicitation" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

                  (vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

                           (a) if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 3 is ten or fewer, each shareholder signing any such demand;

                           (b) if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 3 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or
                                    (II) at the time of the delivery to the
                                    Corporation of the documents described in paragraph (c) of this Section 3 had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation); or

                           (c) any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 3 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 3 from being evaded.

         e. Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Board of Directors, the Chairman of the Board, the President or the Secretary shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board, the President or the Secretary upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 6 of Article II of these By-laws); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the

                  Corporation (the "Delivery Date"), then such meeting shall be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors, the Chairman of the Board, the President or the Secretary may consider such factors as it or he deems relevant within the good faith exercise of its or his business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

         f. The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the Corporation until the earlier of
                  (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

         g. For purposes of these By-laws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

4.       Place of Meeting

         The Board of Directors, the Chairman of the Board, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting or for any postponement or adjournment thereof. If no designation is made, the place of meeting shall be the principal business office of the Corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board, the President or the Secretary.

5.       Notice of Meeting

         Written or printed notice stating the date, time and place of any Annual Meeting or Special Meeting shall be delivered not less than ten days (unless a longer period is required by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation) nor more than 70 days before the date of such meeting either personally or by mail, by or at the direction of the Chairman of the Board, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other shareholders as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice shall be sent not more than 45 days after the Delivery Date. If mailed, notice pursuant to this Section 5 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock record books of the Corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II and (ii) shall contain all of the information required in the notice received by the Corporation in accordance with Section 14(b) of this Article II. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the Corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

6.       Fixing of Record Date

         The Board of Directors may fix in advance a date not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting (other than a Demand Special Meeting) as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, such meeting ("Meeting Record Date"). If a Meeting Record Date is not fixed by the Board of Directors or by the Wisconsin Business Corporation Law for any Annual Meeting or Special Meeting (other than a Demand Special Meeting), the Meeting Record Date shall be the close of business on the day before the first notice is given to

         Shareholders. In the case of any Demand Special Meeting, (i) the Meeting Record Date shall not be later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of, and to vote at, the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of, and to vote at, any Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

7.       Voting Records

         After a Meeting Record Date has been fixed, the Corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of, and number of shares held by, each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this
         Section 7. The Corporation shall make the shareholders' list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

8.       Quorum and Voting Requirements; Postponements; Adjournments

         a. Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the Corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 8. Except as otherwise provided in the Articles of Incorporation of this Corporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting, unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation of the Corporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation of the Corporation, each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present.

         b. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum,
                  (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board, the President or the Secretary or pursuant to a resolution of the Board of Directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

9.       Conduct of Meetings

         The Chairman of the Board, and in his absence, the Vice Chairman of the Board, and in his absence, the President, and in their absence, a Vice President in the order provided under Section 4 of Article IV of these By-laws, and in their absence, any person chosen by the shareholders present shall call any Annual Meeting or Special Meeting to order and shall act as chairman of such meeting, and the Secretary of the Corporation shall act as secretary of all Annual Meetings and Special Meetings, but in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

10.      Proxies

         At all meetings of shareholders, a shareholder entitled to vote may vote his or her or its shares in person or by proxy. A shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by appointing the person as proxy. Without limiting the manner in which a shareholder may appoint a proxy, a shareholder or the shareholder's authorized officer, director, employee, agent or attorney-in-fact may use any of the following as a valid means to make such an appointment:

         a. Appointment of a proxy in writing by signing or causing the shareholder's signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

         b. Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

         An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of elections or the officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for 11 months unless a different period is expressly provided in the appointment. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by appointing a new proxy in accordance with the Wisconsin Business Corporation Law or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

11.      Voting of Shares

         a. Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at any Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation.

         b. Shares held by another corporation, if a sufficient number of shares entitled to elect a majority of the directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote at any Annual Meeting or Special Meeting, but shares held in a fiduciary capacity may be voted.

12.      Acceptance of Instruments Showing Shareholder Action

         If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

         a. The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

         b. The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

         c. The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

         d. The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.


         e. Two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

13.      Waiver of Notice by Shareholders

         A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation of the Corporation or these By-laws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the Corporation for inclusion in the corporate records. A shareholder's attendance at any Annual Meeting or Special Meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

14.      Notice of Shareholder Business and Nomination of Directors

         a.       Annual Meetings.

                  (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 14 and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 14.

                  (ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this
                           Section 14, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be received by the Secretary of the Corporation at the principal offices of the Corporation not less than 45 days nor (except for shareholder proposals included in a proxy statement for such Annual Meeting in accordance with the requirements of Rule 14a-8 under the Exchange Act) more than 70 days prior to the first annual anniversary of the date set forth in the Corporation's proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first mailed definitive proxy materials for the immediately preceding Annual Meeting (the "Anniversary Date"); provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 30 days from the first annual anniversary of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than (A) the 75th day prior to the date of such Annual Meeting or (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall the announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder notice as described above. Such shareholder's notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth:
                           (A) the name and address, as they appear on this Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment, (II) such shareholder's and beneficial owner's or owners' reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.

                  (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 45 days prior to the Anniversary Date, a shareholder's notice required by this Section 14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

         b. Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 5 of Article II of these By-laws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the Corporation at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected.

         c.       General.

                  (i) Only persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 14 and, if any proposed nomination or business is not in compliance with this Section 14, to declare that such defective proposal shall be disregarded.

                  (ii) For purposes of this Section 14, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                  (iii)    Notwithstanding the foregoing provisions of this
                           Section 14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 14. Nothing in this
                           Section 14 shall be deemed to limit the Corporation's obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.



                         ARTICLE III. BOARD OF DIRECTORS

1.       General Powers

         The business and affairs of the Corporation shall be managed by its Board of Directors. The Board shall determine the nature and character of the business to be conducted by the Corporation and the method of doing so; what employees, agents, and officers shall be employed and their compensation; and what purchases or contracts for purchase shall be made. The Board may delegate any of its aforesaid powers to committees or to officers, agents, or employees as it may from time to time determine. The Board of Directors may elect from among the directors a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors.

2.       Number of Directors

         The number of directors of the Corporation shall be 16, divided into three classes: designated Class A, Class B, and Class C. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

3.       Term

         The term of the initial Class A directors shall terminate on the date of the ____* annual meeting of shareholders; the term of the initial Class B directors shall terminate on the date of the ____* annual meeting of shareholders; and the term of the Class C directors shall terminate on the date of the ____* annual meeting of shareholders. At each annual meeting of shareholders beginning in ____*, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are elected and qualified. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

[*NOTE--these dates will be as follows: 2007, 2008, 2009 and 2007, respectively, if the Effective Time of the Merger is before the 2007 annual shareholder meeting; or 2008, 2009, 2010 and 2008, respectively, if the Effective Time of the Merger is after the 2007 annual shareholder meeting and before the 2008 meeting. This bracketed language will not be in the amended Bylaws.]

4.       Qualifications

         No director shall be eligible for re-election after attaining the age of 70 years. Directors need not be shareholders of the Corporation or residents of the State of Wisconsin.

5.       Meetings

         The Board of Directors shall hold its meetings at such place or places, within or without the State of Wisconsin, as the Board may from time to time determine.

         a. A meeting of the Board of Directors, to be known as the annual meeting, may be held, without notice, immediately after and at the same place as the annual meeting of the shareholders at which such Board is elected, for the purpose of electing the officers of the Corporation and to transact such other business as may come before the Board. Such annual meeting may be held at a different place than the annual meeting of shareholders and/or on a date subsequent to the annual meeting of shareholders, if notice of such different place and/or date has been given to or waived by all the directors.

         b. Regular meetings of the Board of Directors may be held without call and without notice, at such times and in such places as the Board may by resolution from time to time determine.

         c. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary of the Corporation upon the written request of three or more directors.

6.       Notice; Waiver

         Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his or her business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than 48 hours prior to the meeting. The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation or these By-laws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The Corporation shall retain any such waiver as part of the permanent corporate records. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

7.       Quorum

         Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or these By-laws, a majority of the number of directors specified in Section 2 of Article III of these By-laws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise provided by the Wisconsin Business Corporation Law, the Articles of Incorporation, or these By-laws, a quorum of any committee of the Board of Directors created pursuant to Section 13 hereof shall consist of a majority of the number of directors appointed to serve on the committee. A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

8.       Manner of Acting

         The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the Articles of Incorporation, or these By-laws require the vote of a greater number of directors.

9.       Minutes of Meetings

         Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

10.      Vacancies

         Vacancies occurring in the Board of Directors shall be filled in the manner provided in Article 5 of the Articles of Incorporation.

11.      Compensation

         The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers, or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers, and employees and to their estates, families, dependents, or beneficiaries on account of prior services rendered by such directors, officers, and employees to the Corporation.

12.      Presumption of Assent

         A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 13 of this Article III, when corporate action is taken, assents to the action taken unless any of the following occurs:

         a. The director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting;

         b. The director's dissent or abstention from the action taken is entered in the minutes of the meeting; or

         c. The director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting.

         Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

13.      Committees

         The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following:

         a.       Authorize distributions;

         b. Approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders;

         c. Fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee;

         d.       Amend the Corporation's Articles of Incorporation;

         e.       Adopt, amend, or repeal By-laws;

         f.       Approve a plan of merger not requiring shareholder approval;

         g. Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; and

         h. Authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants, and other consultants to assist it in the exercise of its authority.

14.      TELEPHONIC MEETINGS

         Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these By-laws, members of the Board of Directors (and any committees thereof created pursuant to Section 13 of this Article III) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

15.      Action without Meeting

         Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 13 of this Article III may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member, and retained by the Corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

16.      Non-Executive Chairman of the Board

         If a Chairman of the Board of Directors shall be elected, he or she shall preside as Chairman of all meetings of the shareholders and of the Board of Directors. He or she shall have such other authority as the Board may from time to time prescribe. If there is no Chairman of the Board, or in the absence of the Chairman, the presiding officer at meetings of the shareholders, and of the Board of Directors shall be the Lead Director, if any, or in the absence of the Lead Director, if any, another officer in the following order of priority: Vice Chairman of the Board of Directors, President and Vice Presidents (subject, however, to Section 4 of Article IV). The Chairman shall be neither an officer nor an employee of the Corporation by virtue of his or her election and service as Chairman of the Board; provided, however, the Chairman may be an officer of the Corporation. The Chairman may use the title Chairman or Chairman of the Board interchangeably.

                              ARTICLE IV. OFFICERS

1.       Principal Officers

         The principal officers of the Corporation required by statute shall be a President, such number of Vice Presidents as may be elected by the Board of Directors, a Secretary, and a Treasurer. The Board of Directors may elect any principal officer as the Chief Executive Officer and may elect such assistant secretaries and assistant treasurers and other officers as it shall deem necessary, and may prescribe by resolution their respective powers and duties.

2.       President

         The President shall be elected by the directors. Unless the Board of Directors otherwise prescribes, he or she shall be the Chief Executive Officer of the Corporation. In the event that the President is not the Chief Executive Officer, he or she shall have such powers and duties as the Board of Directors may prescribe.

3.       CHIEF EXECUTIVE OFFICER

         The Chief Executive Officer shall exercise active supervision over the business, property, and affairs of the Corporation.

         a. The Chief Executive Officer shall have authority, subject to such rules as may be prescribed from time to time by the Board or its committees, to appoint agents or employees other than those elected by the Board, to prescribe their powers and duties, and to delegate such authority as he or she may see fit. Any agent or employee not elected by the Board shall hold office at the discretion of the Chief Executive Officer or other officer employing him or her.

         b. The Chief Executive Officer is authorized to sign, execute, and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, notes, debentures, contracts, leases, reports and other documents and instruments, except where the signing and execution thereof by some other officer or agent shall be expressly authorized and directed by law or by the Board or by these By-laws. Unless otherwise provided by law or by the Board, the Chief Executive Officer may authorize any officer, employee, or agent to sign, execute, and acknowledge, on behalf of the Corporation, and in his or her place and stead, all such documents and instruments.

         c. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, or a proxy appointed by him, shall have full power and authority, in the name of and on behalf of the Corporation, to attend, act, and vote at any meeting of the shareholders of any other corporation in which the

                  Corporation may hold shares of stock. At any such meeting, he or she shall possess and may exercise any and all rights and powers incident to the ownership of shares of stock.


         d. The Chief Executive Officer shall have such other powers and perform such other duties as are incident to the office of Chief Executive Officer and as may be prescribed by the Board.

4.       Vice Presidents

         In the absence of the President or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such Vice Presidents or other officers as shall be designated by the Board of Directors or, if not designated by the Board, by the Chief Executive Officer or other officer to whom such power may be delegated by the Board; provided, that no Vice President or other officer shall act as a member or chairman of any committee of the Board of Directors of which the President is a member or chairman, except at the direction of the Board.

         a. Each Vice President shall have such powers and perform such other duties as may be assigned to him by the Board or by the President, including the power to sign, execute, and acknowledge all documents and instruments referred to in
                  Section 3 of this Article.

         b. The Board may assign to any Vice President, general supervision and charge over any branch of the business and affairs of the Corporation, subject to such limitations as it may elect to impose.

         c. The Board of Directors may, if it chooses, designate one or more of the Vice Presidents "Executive Vice President" with such powers and duties as the Board shall prescribe.

5.       Secretary

         The Secretary shall attend, and keep the minutes of meetings of the shareholders, of the Board of Directors and, unless otherwise directed by any such committee, of all committees, in books provided for that purpose; shall have custody of the corporate records and seal; shall see that notices are given and records and reports properly kept and filed as required by law or by these By-laws; and, in general, shall have such other powers and perform such other duties as are incident to the office of Secretary and as may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

6.       Assistant Secretaries

         In the absence of the Secretary, or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such one of the Assistant Secretaries as the President or the Board of Directors may direct. The Assistant Secretaries shall have such other powers and perform such other duties as may be assigned to them by the Board, the Chief Executive Officer, or the Secretary.

7.       Treasurer

         The Treasurer shall have charge and custody of the funds, securities, and other evidences of value of the Corporation, and shall keep and deposit them as required by the Board of Directors. He or she shall keep proper accounts of all receipts and disbursements and of the financial transactions of the Corporation. He or she shall render statements of such accounts and of money received and disbursed by him or her and of property and money belonging to the Corporation as required by the Board. The Treasurer shall have such other powers and perform such other duties as are incident to the office of Treasurer and as from time to time may be prescribed by the Board or the Chief Executive Officer.

8.       Assistant Treasurers

         In the absence of the Treasurer, or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such one of the Assistant Treasurers as the President or the Board of Directors may direct. The Assistant Treasurers shall have such other powers and perform such other duties as from time to time may be assigned to them, respectively, by the Board, the Chief Executive Officer, or the Treasurer.

9.       Other Assistants and Acting Officers

         The Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the Corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

10.      Compensation

         The salaries or other compensation of all officers elected as provided under Section 1 of this Article (other than assistant officers) shall be fixed from time to time by the Board of Directors. The salaries or other compensation of all other agents and employees of the Corporation shall be fixed from time to time by the Chief Executive Officer, but only within such limits as to amount, and in accordance with such other conditions as may be prescribed by or under the authority of the Board of Directors.

11.      Tenure

         Each officer shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death, resignation, disqualification, or removal. Any officer, agent, or employee may be removed, with or without cause, at any time by the Board of Directors notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

12.      Resignation

         An officer may resign at any time by delivering notice to the Corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the Corporation accepts the later effective date.

13.      Vacancies

         Any vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term. If a resignation of an officer is effective at a later date as contemplated by Section 13 of this Article IV, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

14.      Reassignment of Duties

         In case of the absence or disability of any officer of the Corporation, or for any other reason deemed sufficient by the Board of Directors, the Board may reassign or delegate the powers and duties, or any of them, to any other officer, director, or person it may select.


               ARTICLE V. CERTIFICATES FOR AND TRANSFER OF SHARES

1.       Form

         Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered for the transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except in case of a lost or destroyed certificate provided for in Section 4 of this Article V or a certificate for shares transferred in compliance with the escheat laws of any state.

2.       Signatures

         Certificates representing shares of the Corporation shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary; and may be sealed with the seal of the Corporation (which may be a facsimile) and countersigned and registered in such manner, if any, as the Board of Directors may prescribe. Whenever any certificate is manually signed on behalf of a transfer agent, or a registrar, other than the Corporation itself or an employee of the Corporation, the signatures of the President, Vice President, Secretary, or Assistant Secretary, upon such certificate may be facsimiles. In case any officer who has signed, or whose facsimile signature has been placed upon such certificate, ceases to be such officer before such certificate is issued, it may be issued with the same effect as if he or she were such officer at the date of its issue.

3.       Restrictions on Transfer

         The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

4.       Lost, Destroyed, or Stolen Certificates

         Where the owner claims that his or her certificate for shares has been lost, destroyed, or wrongfully taken, a new certificate shall be issued in place thereof if the owner:

         a. So requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser;

         b.       Files with the Corporation a sufficient indemnity bond; and

         c. Satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

5.       Transfer of Shares

         Prior to due presentment of a certificate for shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications, and otherwise to have and exercise all the rights and powers of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if:

         a. There were on or with the certificate the necessary endorsements; and

         b. The Corporation had no duty to inquire into adverse claims or has discharged any such duty.

         The Corporation may require reasonable assurance that said endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

6.       Consideration for Shares

         The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid, and nonassessable. The Corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or otherwise for property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received, or the promissory note is paid. If the services are not performed, the benefits or property are not received, or the promissory note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

7.       Other Rules

         The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer, and registration of certificates representing shares of the Corporation, including the appointment and designation of Transfer Agents and Registrars.


              ARTICLE VI. INDEMNIFICATION OF OFFICERS AND DIRECTORS

1.       Mandatory Indemnification

         a. In all cases other than those set forth in Section 1b hereof, subject to the conditions and limitations set forth hereinafter in this Article VI, the Corporation shall indemnify and hold harmless any person who is or was a party, or is threatened to be made a party, to any Action (see
                  Section 16 of this Article VI for definitions of capitalized terms used herein) by reason of his or her status as an Executive, and/or as to acts performed in the course of such Executive's duties to the Corporation and/or an Affiliate, against Liabilities and reasonable Expenses incurred by or on behalf of an Executive in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action; provided, pursuant to Section 3 of this Article VI, that it is not determined by the Authority, or by a court, that the Executive engaged in misconduct which constitutes a Breach of Duty.

         b. To the extent an Executive has been successful on the merits or otherwise in connection with any Action, including, without limitation, the settlement, dismissal, abandonment, or withdrawal of any such Action where the Executive does not pay, incur, or assume any material Liabilities, or in connection with any claim, issue, or matter therein, he or she shall be indemnified by the Corporation against reasonable Expenses incurred by or on behalf of him or her in connection therewith. The Corporation shall pay such Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days after the receipt of the Executive's written request therefor, without regard to the provisions of Section 3 of this Article VI. In the event the Corporation refuses to pay such requested Expenses, the Executive may petition a court to order the Corporation to make such payment pursuant to Section 4 of this Article VI.

         c. Notwithstanding any other provision contained in this Article VI to the contrary, the Corporation shall not:

                  (1) Indemnify, contribute, or advance Expenses to an Executive with respect to any Action initiated or brought voluntarily by the Executive and not by way of defense, except with respect to Actions:

                           (a) brought to establish or enforce a right to indemnification, contribution, and/or an advance of Expenses under Section 4 of this
                                    Article VI, under the Statute as it may then be in effect or under any other statute or law or otherwise as required;

                           (b) initiated or brought voluntarily by an Executive to the extent such Executive is successful on the merits or otherwise in connection with such an Action in accordance with and pursuant to Section 1b of this
                                    Article VI; or

                           (c) as to which the Board determines it to be appropriate.

                  (2) indemnify the Executive under this Article VI for any amounts paid in settlement of any Action effected without the Corporation's written consent.

                  The Corporation shall not settle in any manner which would impose any Liabilities or other type of limitation on the Executive without the Executive's written consent. Neither the Corporation nor the Executive shall unreasonably withhold their consent to any proposed settlement.

         d. An Executive's conduct with respect to an employee benefit plan sponsored by or otherwise associated with the Corporation and/or an Affiliate for a purpose he or she reasonably believes to be in the interests of the participants in and beneficiaries of such plan is conduct that does not constitute a breach or failure to perform his or her duties to the Corporation or an Affiliate, as the case may be.

2.       Advance for Expenses

         a. The Corporation shall pay to an Executive, or to such other person or entity as the Executive may designate in writing to the Corporation, his or her reasonable Expenses incurred by or on behalf of such Executive in connection with any Action, or claim, issue, or matter associated with any such Action, in advance of the final disposition or conclusion of any such Action (or claim, issue, or matter associated with any such Action), within ten days after the receipt of the Executive's written request therefor; provided, the following conditions are satisfied:

                  (1) The Executive has first requested an advance of such Expenses in writing (and delivered a copy of such request to the Corporation) from the insurance carrier(s), if any, to whom a claim has been reported under an applicable insurance policy purchased by the Corporation and each such insurance carrier, if any, has declined to make such an advance;

                  (2) The Executive furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

                  (3) The Executive furnishes to the Corporation an executed written agreement to repay any advances made under this Section 2 if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to this
                           Article VI.

         b. If the Corporation makes an advance of Expenses to an Executive pursuant to this Section 2, the Corporation shall be subrogated to every right of recovery the Executive may have against any insurance carrier from whom the Corporation has purchased insurance for such purpose.

3.       Determination of Right to Indemnification

         a. Except as otherwise set forth in this Section 3 or in Section 1c of this Article VI, any indemnification to be provided to an Executive by the Corporation under Section 1a of this
                  Article VI upon the final disposition or conclusion of any Action, or any claim, issue, or matter associated with any such Action, unless otherwise ordered by a court, shall be paid by the Corporation to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to
                  Section 2 of this Article VI), or to such other person or entity as the Executive may designate in writing to the Corporation, within 60 days after the receipt of the Executive's written request therefor. Such request shall include an accounting of all amounts for which indemnification is being sought. No further corporate authorization for such payment shall be required other than this Section 3.

         b. Notwithstanding the foregoing, the payment of such requested indemnifiable amounts pursuant to Section 1a of this Article VI may be denied by the Corporation if:

                  (1) the Board by a majority vote thereof determines that the Executive has engaged in misconduct which constitutes a Breach of Duty; or

                  (2) a majority of the directors of the Corporation are a party in interest to such Action.

         c.       In either event of nonpayment pursuant to Section 3b of this
                  Article VI, the Board shall immediately authorize and direct, by resolution, that an independent determination be made as to whether the Executive has engaged in misconduct which constitutes a Breach of Duty and, therefore, whether indemnification of the Executive is proper pursuant to this
                  Article VI.

         d. Such independent determination shall be made, at the option of the Executive(s) seeking indemnification, by:

                  (1) A panel of three arbitrators (selected as set forth below in Section 3f from the panels of arbitrators of the American Arbitration Association) in Milwaukee, Wisconsin, in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association;

                  (2) An independent legal counsel mutually selected by the Executive(s) seeking indemnification and the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action (or, if such quorum is not obtainable, by the majority vote of the entire Board); or

                  (3)      A court in accordance with Section 4 of this Article
                           VI.

         e. In any such determination there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation.

         f. If a panel of arbitrators is to be employed hereunder, one of such arbitrators shall be selected by the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action or, if such quorum is not obtainable, by an independent legal counsel chosen by the majority vote of the entire Board, the second by the Executive(s) seeking indemnification, and the third by the previous two arbitrators.

         g. The Authority shall make its independent determination hereunder within 60 days of being selected and shall simultaneously submit a written opinion of its conclusions to both the Corporation and the Executive.

         h. If the Authority determines that an Executive is entitled to be indemnified for any amounts pursuant to this Article VI, the Corporation shall pay such amounts to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), including interest thereon as provided in Section 6c of this Article VI, or such other person or entity as the Executive may designate in writing to the Corporation, within ten days of receipt of such opinion.

         i.       Except with respect to any judicial determination pursuant to
                  Section 4 of this Article VI, the Expenses associated with the indemnification process set forth in this Section 3 of this
                  Article VI, including, without limitation, the Expenses of the Authority selected hereunder, shall be paid by the Corporation.

4.       Court-Ordered Indemnification and Advance for Expenses

         a. An Executive may, either before or within two years after a determination, if any, has been made by the Authority, petition the court before which such Action was brought or any other court of competent jurisdiction to independently determine whether or not he or she has engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification under the provisions of this Article VI. Such court shall thereupon have the exclusive authority to make such determination unless and until such court dismisses or otherwise terminates such proceeding without having made such determination. An Executive may petition a court under this Section 4 either to seek an initial determination by the court as authorized by Section 3d of this Article VI or to seek review by the court of a previous adverse determination by the Authority.

         b. The court shall make its independent determination irrespective of any prior determination made by the Authority; provided, however, that there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation.

         c. In the event the court determines that an Executive has engaged in misconduct which constitutes a Breach of Duty, it may nonetheless order indemnification to be paid by the Corporation if it determines that the Executive is fairly and reasonably entitled to indemnification in view of all of the circumstances of such Action.

         d.       In the event the Corporation does not:

                  (1) Advance Expenses to the Executive within ten days of such Executive's compliance with Section 2 of this
                           Article VI; or

                  (2) Indemnify an Executive with respect to requested Expenses under Section 1b of this Article VI within ten days of such Executive's written request therefor, the Executive may petition the court before which such Action was brought, if any, or any other court of competent jurisdiction to order the Corporation to pay such reasonable Expenses immediately. Such court, after giving any notice it considers necessary, shall order the Corporation to pay such Expenses if it determines that the Executive has complied with the applicable provisions of
                           Section 2 of this Article VI or 1b of this Article VI, as the case may be.

         e. If the court determines pursuant to this Section 4 that the Executive is entitled to be indemnified for any Liabilities and/or Expenses, or to the advance of Expenses, unless otherwise ordered by such court, the Corporation shall pay such Liabilities and/or Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), including interest thereon as provided in Section 6c of this Article VI, or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days of the rendering of such determination.

         f. An Executive shall pay all Expenses incurred by such Executive in connection with the judicial determination provided in this
                  Section 4, unless it shall ultimately be determined by the court that he or she is entitled, in whole or in part, to be indemnified by, or to receive an advance from, the Corporation as authorized by this Article VI. All Expenses incurred by an Executive in connection with any subsequent appeal of the judicial determination provided for in this Section 4 shall be paid by the Executive regardless of the disposition of such appeal.

5.       Termination of an Action is Nonconclusive

         The adverse termination of any Action against an Executive by judgment, order settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the Executive has engaged in misconduct which constitutes a Breach of Duty.

6.       Partial Indemnification; Reasonableness; Interest

         a. If it is determined by the Authority, or by a court, that an Executive is entitled to indemnification as to some claims, issues, or matters, but not as to other claims, issues, or matters, involved in any Action, the Authority, or the court, shall authorize the proration and payment by the Corporation of such Liabilities and/or reasonable Expenses with respect to which indemnification is sought by the Executive, among such claims, issues, or matters as the Authority, or the court, shall deem appropriate in light of all of the circumstances of such Action.

         b. If it is determined by the Authority, or by a court, that certain Expenses incurred by or on behalf of an Executive are for whatever reason unreasonable in amount, the Authority, or the court, shall nonetheless authorize indemnification to be paid by the Corporation to the Executive for such Expenses as the Authority, or the court, shall deem reasonable in light of all of the circumstances of such Action.

         c. Interest shall be paid by the Corporation to an Executive, to the extent deemed appropriate by the Authority, or by a court, at a reasonable interest rate, for amounts for which the Corporation indemnifies or advances to the Executive.

7.       Insurance; Subrogation

         a. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Executive of the Corporation, and/or is or was serving as an Executive of an Affiliate, against Liabilities and/or Expenses asserted against him or her and/or incurred by or on behalf of him or her in any such capacity, or arising out of his or her status as such an Executive, whether or not the Corporation would have the power to indemnify him or her against such Liabilities and/or Expenses under this Article VI or under the Statute as it may then be in effect. Except as expressly provided herein, the purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Corporation and/or any Executive under this Article VI. Such insurance may, but need not, be for the benefit of all Executives of the Corporation and those serving as an Executive of an Affiliate.

         b. If an Executive shall receive payment from any insurance carrier or from the plaintiff in any Action against such Executive in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by the Corporation pursuant to this Article VI, such Executive shall promptly reimburse the Corporation for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Corporation to such Executive exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible, retention, or co-insurance amounts, shall not be deemed to be payments to such Executive hereunder.

         c. Upon payment of indemnified amounts under this Article VI, the Corporation shall be subrogated to such Executive's rights against any insurance carrier in respect of such indemnified amounts and the Executive shall execute and deliver any and all instruments and/or documents and perform any and all other acts or deeds which the Corporation shall deem necessary or advisable to secure such rights. The Executive shall do nothing to prejudice such rights of recovery or subrogation.

8.       Witness Expenses

         The Corporation shall advance or reimburse any and all reasonable Expenses incurred by or on behalf of an Executive in connection with his or her appearance as a witness in any Action at a time when he or she has not been formally named a defendant or respondent to such an Action, within ten days after the receipt of an Executive's written request therefor.

9.       Contribution

         a. Subject to the limitations of this Section 9, if the indemnity provided for in Section 1 of this Article VI is unavailable to an Executive for any reason whatsoever, the Corporation, in lieu of indemnifying the Executive, shall contribute to the amount incurred by or on behalf of the Executive, whether for Liabilities and/or for reasonable Expenses in connection with any Action in such proportion as deemed fair and reasonable by the Authority, or by a court, in light of all of the circumstances of any such Action, in order to reflect:

                  (1) The relative benefits received by the Corporation and the Executive as a result of the event(s) and/or transaction(s) giving cause to such Action; and/or

                  (2) The relative fault of the Corporation (and its other Executives, employees, and/or agents) and the Executive in connection with such event(s) and/or transaction(s).

         b. The relative fault of the Corporation (and its other Executives, employees, and/or agents), on the one hand, and of the Executive, on the other hand, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such Liabilities and/or Expenses. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

         c. An Executive shall not be entitled to contribution from the Corporation under this Section 9 in the event it is determined by the Authority, or by a court, that the Executive has engaged in misconduct which constitutes a Breach of Duty.

         d. The Corporation's payment of, and an Executive's right to, contribution under this Section 9 shall be made and determined in accordance with and pursuant to the provisions in Sections 3 and/or 4 of this Article VI relating to the Corporation's payment of, and the Executive's right to, indemnification under this Article VI.

10.      Indemnification of Employees

         Unless otherwise specifically set forth in this Article VI, the Corporation shall indemnify and hold harmless any person who is or was a party, or is threatened to be made a party to any Action by reason of his or her status as, or the fact that he or she is or was an employee or authorized agent or representative of the Corporation and/or an Affiliate as to acts performed in the course and within the scope of such employee's, agent's, or representative's duties to the Corporation and/or an Affiliate, in accordance with and to the fullest extent permitted by the Statute as it may then be in effect.

11.      Severability

         If any provision of this Article VI shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VI contravene public policy, this
         Article VI shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further Action or deed by or on behalf of the Corporation, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable, and the Corporation shall indemnify an Executive as to Liabilities and reasonable Expenses with respect to any Action to the full extent permitted by any applicable provision of this Article VI that shall not have been invalidated and to the full extent otherwise permitted by the Statute as it may then be in effect.

12.      Nonexclusivity of Article VI

         The right to indemnification, contribution, and advancement of Expenses provided to an Executive by this Article VI shall not be deemed exclusive of any other rights to indemnification, contribution, and/or advancement of Expenses which any Executive or other employee or agent of the Corporation and/or of an Affiliate may be entitled under any charter provision, written agreement, resolution, vote of shareholders or disinterested directors of the Corporation or otherwise, including, without limitation, under the Statute as it may then be in effect, both as to acts in his or her official capacity as such Executive or other employee or agent of the Corporation and/or of an Affiliate or as to acts in any other capacity while holding such office or position, whether or not the Corporation would have the power to indemnify, contribute, and/or advance Expenses to the Executive under this Article VI or under the Statute; provided that it is not determined that the Executive or other employee or agent has engaged in misconduct which constitutes a Breach of Duty.

13.      Notice to the Corporation; Defense of Actions

         a. An Executive shall promptly notify the Corporation in writing upon being served with or having actual knowledge of any citation, summons, complaint, indictment, or any other similar document relating to any Action which may result in a claim of indemnification, contribution, or advancement of Expenses hereunder, but the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to the Executive otherwise than under this Article VI unless the Corporation shall have been irreparably prejudiced by such omission.

         b. With respect to any such Action as to which an Executive notifies the Corporation of the commencement thereof:

                  (1) The Corporation shall be entitled to participate therein at its own expense; and

                  (2) Except as otherwise provided below, to the extent that it may wish, the Corporation (or any other indemnifying party, including any insurance carrier, similarly notified by the Corporation or the Executive) shall be entitled to assume the defense thereof, with counsel selected by the Corporation (or such other indemnifying party) and reasonably satisfactory to the Executive.

         c. After notice from the Corporation (or such other indemnifying party) to the Executive of its election to assume the defense of an Action, the Corporation shall not be liable to the Executive under this Article VI for any Expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ his or her own counsel in such Action but the Expenses of such counsel incurred after notice from the Corporation (or such other indemnifying party) of its assumption of the defense thereof shall be at the expense of the Executive unless:

                  (1) The employment of counsel by the Executive has been authorized by the Corporation;

                  (2) The Executive shall have reasonably concluded that there may be a conflict of interest between the Corporation (or such other indemnifying party) and the Executive in the conduct of the defense of such Action; or

                  (3) The Corporation (or such other indemnifying party) shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the Expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Derivative Action or any Action as to which the Executive shall have made the conclusion provided for in clause (2) above.

14.      Continuity of Rights and Obligations

         The terms and provisions of this Article VI shall continue as to an Executive subsequent to the Termination Date and such terms and provisions shall inure to the benefit of the heirs, estate, executors, and administrators of such Executive and the successors and assigns of the Corporation, including, without limitation, any successor to the Corporation by way of merger, consolidation, and/or sale or disposition of all or substantially all of the assets or capital stock of the Corporation. Except as provided herein, all rights and obligations of the Corporation and the Executive hereunder shall continue in full force and effect despite the subsequent amendment or modification of the Corporation's Articles of Incorporation, as such are in effect on the date hereof, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors or shareholders of the Corporation, or by any other corporate action which conflicts with or purports to amend, modify, limit, or eliminate any of the rights or obligations of the Corporation and/or of the Executive hereunder.

15.      Amendment

         This Article VI may only be altered, amended, or repealed by the affirmative vote of a majority of the shareholders of the Corporation so entitled to vote; provided, however, that the Board may alter or amend this Article VI without such shareholder approval if any such alteration or amendment:

         a. Is made in order to conform to any amendment or revision of the Wisconsin Business Corporation Law, including, without limitation, the Statute, which

                  (1) Expands or permits the expansion of an Executive's right to indemnification thereunder;

                  (2) Limits or eliminates, or permits the limitation or elimination, of liability of the Executives; or

                  (3)      Is otherwise beneficial to the Executives; or

         b. In the sole judgment and discretion of the Board, does not materially adversely affect the rights and protections of the shareholders of the Corporation.

         Any repeal, modification, or amendment of this Article VI shall not adversely affect any rights or protections of an Executive existing under this Article VI immediately prior to the time of such repeal, modification, or amendment and any such repeal, modification, or amendment shall have a prospective effect only.

16.      Certain Definitions

         The following terms as used in this Article VI shall be defined as follows:

         a. "Action(s)" shall include, without limitation, any threatened, pending, or completed action, claim, litigation, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, whether predicated on foreign, Federal, state, or local law, whether brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, whether a Derivative Action and whether formal or informal.

         b. "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust, or other similar enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

         c. "Authority" shall mean the panel of arbitrators or independent legal counsel selected under Section 3 of this Article VI.

         d.       "Board" shall mean the Board of Directors of the Corporation.

         e. "Breach of Duty" shall mean the Executive breached or failed to perform his or her duties to the Corporation or an Affiliate, as the case may be, and the Executive's breach of or failure to perform those duties constituted:

                  (1) A willful failure to deal fairly with the Corporation (or an Affiliate) or its shareholders in connection with a matter in which the Executive has a material conflict of interest;

                  (2)      A violation of the criminal law, unless the
                           Executive:

         (a)      Had reasonable cause to believe his or her conduct was lawful;
                  or

         (b) Had no reasonable cause to believe his or her conduct was unlawful;

                  (3) A transaction from which the Executive derived an improper personal profit (unless such profit is determined to be immaterial in light of all the circumstances of the Action); or

                  (4)      Willful misconduct.

         f. "Derivative Action" shall mean any Action brought by or in the right of the Corporation and/or an Affiliate.

         g. "Executive(s)" shall mean any individual who is, was, or has agreed to become a director and/or officer of the Corporation and/or an Affiliate.

         h. "Expenses" shall include, without limitation, all expenses, fees, costs, charges, attorneys' fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the Executive in connection with the Action for which he or she is not otherwise compensated by the Corporation, any Affiliate, any third party or other entity, and any and all other direct and indirect costs of any type or nature whatsoever.

         i. "Liabilities" shall include, without limitation, judgments, amounts incurred in settlement, fines, penalties and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, and any and all other liabilities of every type or nature whatsoever.

         j. "Statute" shall mean Wisconsin Business Corporation Law Sections 180.0850-180.0859 (or any successor provisions).

         k. "Termination Date" shall mean the date an Executive ceases, for whatever reason, to serve in an employment relationship with the Company and/or any Affiliate.


                                ARTICLE VII. SEAL

Board of Directors

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the words "WPS RESOURCES CORPORATION, CORPORATE SEAL." The continued use for any purpose of any former corporate seal or facsimile thereof shall have the same effect as the use of the corporate seal or facsimile thereof in the form provided by the preceding sentence.

                            ARTICLE VIII. AMENDMENTS

1. The Board of Directors shall have authority to adopt, amend, or repeal the By-laws of this Corporation upon affirmative vote of a majority of the total number of directors at a meeting of the Board, the notice of which shall have included notice of the proposed amendment; but the Board of Directors shall have no power to amend any By-law or to reinstate any By-law repealed by the shareholders unless the shareholders shall hereafter confer such authority upon the Board of Directors.

2. The shareholders shall have power to adopt, amend, or repeal any of the By-laws of the Corporation, at any regular or special meeting of the shareholders, in accordance with the provisions of Article II of these By-laws. There shall be included in the notice of such regular or special meeting a statement of the nature of any amendment that is proposed for the consideration of the shareholders by the holders of at least 5% of the voting stock of the Corporation in a writing delivered to the Secretary of the Corporation not less than 90 days prior to the date of such meeting or by the Board of Directors.

                                                                       EXHIBIT C


                            Form of Affiliate Letter


Dear Sirs:

         The undersigned refers to the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 8, 2006, among WPS RESOURCES CORPORATION, a Wisconsin corporation, WEDGE ACQUISITION CORP., an Illinois corporation, and PEOPLES ENERGY CORPORATION, an Illinois corporation. Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

         The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

         If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless much transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that Parent is not under any obligation to effect any such registration and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

         The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction that meets the requirements of Rule 145 or (iii) in a transaction that, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

         In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

         The undersigned acknowledges and agrees that (i) the Parent Common Stock issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act or in the event of a sale of the Parent Common Stock issued to the undersigned which has been registered under the Securities Act.

         The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                           Very truly yours,



Dated:

                            WPS RESOURCES CORPORATION

         On       , the undersigned sold the securities of WPS RESOURCES
CORPORATION ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of WEDGE ACQUISITION CORP., a subsidiary of Parent, with and into PEOPLES ENERGY CORPORATION.

         Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                             Very truly yours,



Dated:

              [Space to be provided for description of securities.]